UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Lear Corporation

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21557 Telegraph Road
Southfield, Michigan 48033

April 1, 2009

Dear Fellow Stockholder:

On behalf of the Board of Directors of Lear Corporation, you are cordially invited to attend the 2009 Annual Meeting of Stockholders to be held on May 21, 2009, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters at 21557 Telegraph Road, Southfield, Michigan 48033.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Lear from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery method expedites stockholders’ receipt of proxy materials and lowers the cost and environmental impact of our annual meeting. On or about April 8, 2009, we will mail to our stockholders a notice containing instructions on how to access our proxy materials. In addition, the notice includes instructions on how you can receive a paper copy of our proxy materials.

You are being asked at the annual meeting to elect directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, consider two stockholder proposals (if presented at the meeting) and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Robert E. Rossiter
Robert E. Rossiter
Chairman, Chief Executive Officer and President

This proxy statement is dated April 1, 2009, and is first being made available to stockholders electronically via the Internet on or about April 8, 2009.

LEAR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009
10:00 a.m., Eastern Time

To the Stockholders of Lear Corporation:

The 2009 Annual Meeting of Stockholders will be held on May 21, 2009, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters at 21557 Telegraph Road, Southfield, Michigan 48033. The purpose of the meeting is to:

1.	elect six directors;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009;

3.	consider two stockholder proposals, if presented at the meeting; and

4.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 27, 2009. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares via the toll-free telephone number, over the Internet or by completing, signing and dating the proxy card, as described in the attached proxy statement and proxy card. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

/s/ Terrence B. Larkin
Terrence B. Larkin
Senior Vice President, General Counsel and Corporate Secretary

     April 1, 2009

ii

LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48033

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Lear Corporation (referred to herein as the “Company,” “Lear,” “we,” “us” or “our” as the context requires) will be held at Lear’s Corporate Headquarters at 21557 Telegraph Road, Southfield, Michigan 48033, on May 21, 2009, at 10:00 a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 27, 2009.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to stockholders electronically via the Internet. On or about April 8, 2009, we will mail to our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement, the proxy card and our annual report. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address or contact Lear directly at Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations.

Agenda

The agenda for the meeting is to:

1. elect six directors;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009;

3.	consider two stockholder proposals, if presented at the meeting; and

4.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Proxy Solicitation

Lear’s Board of Directors (the “Board”) is soliciting your proxy to vote your shares at our Annual Meeting. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 20, 2009.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR our Board’s director nominees named on the proxy card, FOR the ratification of the appointment of our independent registered public accounting firm, and AGAINST the approval of the stockholder proposals, if presented.

We do not intend to bring any matters before the meeting except those indicated in the notice of Annual Meeting and described in this proxy statement, and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Terrence B. Larkin, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear by telephone, Internet or mail that is dated later than the date of any proxy previously submitted; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Outstanding Shares

On the record date, there were approximately 77,516,479 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes (as described below under “— Required Vote”) are counted for purposes of determining whether a quorum is present.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

Required Vote

Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the six individuals who receive the highest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes.

For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Abstentions on any matter other than the election of directors will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items.

Shares Held Through a Bank, Broker or Other Nominee

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposals No. 1 and 2) but may not be permitted to exercise voting discretion with respect to non-routine matters Proposals No. (3 and 4). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1 (election of directors) and Proposal No. 2 (ratification of auditors), your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals, if presented at the meeting, your shares will not be voted on such proposals. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

Notice to Participants in the Lear Corporation Salaried Retirement Program and Lear Corporation Hourly Retirement Savings Plan (the “Plans”)

The Northern Trust Company (the “Trustee”) serves as trustee under the Lear Corporation Retirement Savings Trust Salaried Plan and the Lear Corporation Retirement Savings Trust Hourly Plan. If you are a participant in one of the Plans, you have the right to direct the Trustee to vote the shares of Lear Corporation held in your account(s), subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Trustee will vote shares of Lear Corporation for which no direction is received (“Undirected Shares”), in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with ERISA. Under the Plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. You may direct the Trustee to vote these shares in accordance with your instructions by voting by telephone, Internet or completing, signing and returning the proxy card, as described in this proxy statement.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

The Board currently consists of three classes. Prior to the 2008 annual meeting of stockholders, one class of directors was elected at each annual meeting of stockholders to serve a three-year term. In July 2007, our Certificate of Incorporation was amended to begin declassifying the Board. As a result of the amendment, directors elected at each annual meeting of stockholders will hold office until their successors are elected at the next-succeeding annual meeting of stockholders. Directors not up for election this year will continue in office for the remainder of their terms, and the terms of all of our directors will expire at the annual meeting of stockholders in 2010.

The Nominating and Corporate Governance Committee has nominated Messrs. David E. Fry, Conrad L. Mallett, Jr., Robert E. Rossiter, David P. Spalding, James A. Stern and Henry D.G. Wallace to stand for election to the Board. The Board has determined that Messrs. Fry, Mallett, Spalding, Stern and Wallace are independent directors, as further described below in “Directors and Beneficial Ownership — Independence of Directors.” Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all nominees.

All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.

Nominees For Terms Expiring at the 2010 Annual Meeting

David E. Fry	Age: 66

Dr. Fry, who has been a director of Lear since August 2002, had served as the President and Chief Executive Officer of Northwood University, a university of business administration with campuses in Midland, Michigan, Dallas, Texas and Palm Beach, Florida, from 1982 until early 2006 and is now President Emeritus. Dr. Fry also serves as a director of Decker Energy International. Dr. Fry is also a director and member of the executive committee of the Automotive Hall of Fame and past Chairman of the Michigan Higher Education Facilities Authority.

Conrad L. Mallett, Jr.	Age: 55

Justice Mallett, who has been a director of Lear since August 2002, has been the President and CEO of Sinai-Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center since March 2003. Previously, he served as President and General Counsel of Hawkins Food Group LLC from April 2002 to March 2003, and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallett also serves as a General Board Member of the Metropolitan Detroit YMCA.

Robert E. Rossiter	Age: 63

Mr. Rossiter is our Chairman, Chief Executive Officer and President, a position he has held since August 2007. Mr. Rossiter has served as our Chairman since January 2003, our Chief Executive Officer since October 2000, our President since August 2007 and from 1984 until December 2002 and our Chief Operating Officer from 1988 until April 1997 and from November 1998 until October 2000. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 until November 1998. Mr. Rossiter has been a director of Lear since 1988.

David P. Spalding	Age: 54

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding is the Vice President of Alumni Relations for Dartmouth College, a position he has held since October 2005. Prior to joining Dartmouth College, Mr. Spalding was a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding also serves as a director for AMTROL Holdings, Inc., and he is the chairman of the investment committee of the Make-A-Wish Foundation of Metro New York.

James A. Stern	Age: 58

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman and Chief Executive Officer of The Cypress Group L.L.C., a private equity fund manager, a position he has held since 1994. He is also a director of Affinia Group Inc. and Cooper-Standard Automotive, Inc.

Henry D.G. Wallace	Age: 63

Mr. Wallace has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions, most recently as Group Vice President, Mazda & Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc., Diebold, Inc. and Hayes-Lemmerz International, Inc.

YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND BENEFICIAL OWNERSHIP

Directors

Set forth below is a description of the business experience of each of our directors other than Messrs. Fry, Mallett, Rossiter, Spalding, Stern and Wallace, whose biographies are set forth above in “Election of Directors (Proposal No. 1),” and Messrs. James H. Vandenberghe and Vincent J. Intrieri. Mr. Vandenberghe retired as our Vice Chairman in May 2008, and Mr. Intrieri resigned from our Board in November 2008. The terms of all our directors will expire at the annual meeting in 2010 as a result of the declassification of our Board.

Larry W. McCurdy	Age: 73

Mr. McCurdy has been a director of Lear since 1988. In July 2000, Mr. McCurdy retired from Dana Corporation, a motor vehicle parts manufacturer and aftermarket supplier, where he served as President, Dana Automotive Aftermarket Group, since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a motor vehicle parts manufacturer, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of General Parts Inc. and Mohawk Industries, Inc., as well as the non-executive Chairman of Affinia Group Inc., a privately-held supplier of aftermarket motor vehicle parts.

Roy E. Parrott	Age: 68

Mr. Parrott has been a director of Lear since February 1997. In January 2003, Mr. Parrott retired from Metaldyne Corporation where he served as President of Business Operations since December 2000. Metaldyne Corporation, an integrated metal solutions supplier, purchased Simpson Industries, Inc. in December 2000. Previously, Mr. Parrott was the Chief Executive Officer of Simpson Industries, Inc. from 1994 to December 2000 and Chairman of Simpson Industries, Inc. from November 1997 to December 2000. In January 2007, Mr. Parrott completed his term as Chairman of the Board of Michigan Biotechnology Institute (M.B.I.), a non-profit corporation dedicated to the research and commercial development of physical science technologies, a position which he held since June 2005. Mr. Parrott continues to serve as a director of M.B.I.

Richard F. Wallman	Age: 57

Mr. Wallman has been a director of Lear since November 2003. Mr. Wallman has more than 25 years of executive-level operations and financial oversight experience, most recently as Senior Vice President and Chief Financial Officer of Honeywell International, Inc. from 1999 to 2003 and of its predecessor, AlliedSignal, Inc., from 1995 to 1999. He has also held positions with International Business Machines Corporation, Chrysler Corporation and Ford Motor Company. In addition, Mr. Wallman serves as a director of Hayes-Lemmerz International, Inc., Ariba, Inc., Roper Industries, Inc. and Convergys Corporation.

Board Information

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

Board Meetings

In 2008, our full Board held seven meetings and executed one written consent. In addition to our full Board meetings, our directors attend meetings of committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2008, our annual meeting of stockholders was held on May 8, 2008, and all of our directors attended.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines and the listing standards of the NYSE, our non-management directors meet regularly in executive sessions of the Board without management present. Our non-management directors have elected Larry W. McCurdy as the Presiding Director of such non-management sessions of our Board.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Presiding Director and non-management directors) through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary. Our General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board Committees or that he otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.

Communications of a confidential nature can be made directly to our non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Presiding Director. Any submissions to the Audit Committee or the Presiding Director should be marked confidential and addressed to the Chairman of the Audit Committee or the Presiding Director, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Presiding Director in the investigation of such matter.

Audit Committee

In 2008, the Audit Committee, which held ten meetings during the year, consisted of Messrs. McCurdy, Stern, Wallace and Wallman, all of whom were non-employee directors and currently remain members of the committee. Mr. Wallace served in 2008, and continues to serve, as the Chairman of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as defined in the listing standards of the NYSE and that all such members are financially literate. In addition, the Board has determined that Messrs. McCurdy, Wallace and Wallman are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can serve to three or less audit committees (including the Company’s Audit Committee) without approval of the Board. For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report” on page 53. The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Compensation Committee

In 2008, the Compensation Committee, which held five meetings during the year, consisted of Messrs. Mallett, Parrott, Spalding and Wallman, all of whom were non-employee directors and currently remain members of the committee. Mr. Spalding served in 2008, and continues to serve, as the Chairman of the Compensation Committee. The Board has determined that all of the current members of the Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all awards to executive officers. Under our equity award policy, an aggregate equity award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

The Compensation Committee has retained Towers Perrin as its independent compensation consultant. The consultant reports directly to the committee as requested, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Towers Perrin has assisted the committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, evaluation of long-term incentive grant strategy and compilation and review of total compensation data and tally sheets (including data for certain termination and change in control scenarios) for certain of the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis”). As part of this process, the committee also reviewed a comprehensive global survey of peer group companies which was compiled by Towers Perrin in 2008 and is generally compiled every two years. In 2007, Towers Perrin also prepared a survey of peer group companies with respect to executive officer compensation amounts and trends. See, “Compensation Discussion and Analysis — Benchmarking” beginning on page 19.

Nominating and Corporate Governance Committee

In 2008, the Nominating and Corporate Governance Committee, which held three meetings during the year, consisted of Messrs. Fry, Intrieri, McCurdy and Stern, all of whom, other than Mr. Intrieri, currently remain members of the committee. Mr. Stern served in 2008, and continues to serve, as the Chairman of the Nominating and Corporate Governance Committee. Mr. Intrieri served on the Nominating and Corporate Governance Committee until his resignation from the Board in November 2008. The Board of Directors has determined that the current members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for the next annual meeting of the stockholders of Lear; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending to the Board director nominees to fill such vacancy or newly established Board seat; (iv) recommending to the Board director nominees for each committee of the Board; (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving our executive officers. The Nominating and Corporate Governance Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Executive Committee

In 2008, the Executive Committee, which held one meeting and executed one written consent during the year, consisted of Messrs. McCurdy, Rossiter, Spalding, Stern and Wallace, all of whom currently remain members of the committee. Mr. Stern served in 2008, and continues to serve, as Chairman of the Executive Committee. The Executive Committee meets, as needed, during intervals between meetings of our Board and may exercise certain powers of our Board relating to the general supervision and control of the business and affairs of the Company.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating and Corporate Governance Committee will consider candidates for election as a director of the Company recommended by any Lear stockholder, provided that the recommending stockholder follows the procedures set forth in Section 2.3 of Lear’s By-Laws for nominations by stockholders of persons to serve as directors.

Pursuant to Section 2.3 of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 60 nor more than 90 days prior to the meeting; provided, however, that if Lear has not “publicly disclosed” the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by our Corporate Secretary not later than the close of business on the tenth day following the day on which Lear publicly disclosed the meeting date. For purposes of the By-Laws, “publicly disclosed” or “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033; Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

A copy of our By-Laws, as amended, has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 17, 2009.

Criteria for Selection of Directors

The following are the general criteria for the selection of Lear’s directors that the Nominating and Corporate Governance Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating and Corporate Governance Committee believes would contribute to the effective functioning of our Board. The general criteria set forth below are not listed in any particular order of importance:

•	Strong automotive background, with an understanding of Lear’s customers and markets;

•	Extensive general business background with a record of achievement;

•	Financial and accounting expertise;

•	Gender, racial and geographic diversity;

•	Strong international experience, particularly in those regions in which Lear seeks to conduct business;

•	Understands the potential role of technology in the development of Lear’s business;

•	Marketing or sales background in the automotive industry;

•	Schedule is sufficiently flexible to permit attendance at Board meetings at regularly scheduled times;

•	A contributor but accepting of opinions of others and supportive of decisions that are in the stockholders’ best interests;

•	Able to assimilate complex business problems and analyze them in the context of Lear’s strategic goals; and

•	A team player yet possessing independence to appropriately question and challenge corporate strategy, as required.

The Nominating and Corporate Governance Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating and Corporate Governance Committee may also recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering Lear’s strategy and its regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Once a potential candidate has been identified, the Nominating and Corporate Governance Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time.

If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of Directors by Stockholders” above, the Nominating and Corporate Governance Committee would evaluate such candidate in the same manner in which it evaluates other director candidates considered by the committee.

The Nominating and Corporate Governance Committee has approved the retention of Russell Reynolds Associates, Inc., a third-party search firm, to assist the committee with its search for qualified director candidates. The firm has the task of identifying potential director candidates based on the criteria for the selection of Lear’s directors approved by the Board of Directors.

Independence of Directors

The Board has adopted Corporate Governance Guidelines to address significant issues of corporate governance, including Board and Board Committee composition and responsibilities, compensation of directors, executive selection and succession planning and director tenure. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board any changes to the Guidelines.

Our Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the criteria for independence set forth under applicable law and the NYSE listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence. These guidelines are part of our Corporate Governance Guidelines, available on our website at www.lear.com, and are set forth in Annex A to this proxy statement. In addition to applying these director independence guidelines and the NYSE independence guidelines, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

Based on our director independence guidelines and the NYSE independence guidelines, the Board has affirmatively determined that (i) Messrs. Fry, Intrieri, Mallett, McCurdy, Parrott, Spalding, Stern and Wallman (A) have only immaterial relationships with us, (B) meet our director independence guidelines and the NYSE independence guidelines with respect to such relationships and (C) are independent, (ii) Mr. Wallace (A) has only immaterial relationships with us, (B) meets our director independence guidelines with respect to such relationships, other than the relationship relating to his brother discussed below, (C) meets the NYSE independence guidelines with respect to all such relationships and (D) is independent and (iii) Messrs. Rossiter and Vandenberghe are not independent. Mr. Rossiter is our Chairman, Chief Executive Officer and President, and Mr. Vandenberghe was our Vice Chairman until May 2008. In making its independence determinations, the Board also considered the additional factors described below.

In making its determination with respect to Mr. Intrieri, the Board considered that Mr. Intrieri is employed by, and/or a director of, various entities controlled by Mr. Carl Icahn, whose affiliates beneficially owned up to approximately 16% of our outstanding common stock during a portion of 2008. Since November 2008, affiliates of Mr. Icahn have owned less than 5% of our outstanding common stock. Lear’s business with any of such entities, other than Federal-Mogul Corporation, was inconsequential in each of the last three years. The Board also considered the fact that Lear has done business for the past several years with Federal-Mogul Corporation for which Mr. Intrieri serves as a director and affiliates of Mr. Icahn hold a controlling interest. The Board noted that (i) Lear’s business with Federal-Mogul was significantly less than the thresholds contained in the NYSE’s guidelines and Lear’s independence guidelines, (ii) Lear’s business relationship with Federal-Mogul predates Mr. Icahn’s holding a significant equity interest in Lear, and (iii) Mr. Intrieri has had no involvement in Lear’s business with Federal-Mogul. The Board also considered the fact that Mr. Intrieri is a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.). In 2007, Lear paid certain amounts to a subsidiary of Icahn Enterprises, L.P. in connection with the termination of the merger agreement between Lear and subsidiaries of Icahn Enterprises, L.P. The Board considered that (i) such amounts were less than the thresholds contained in the NYSE’s guidelines, (ii) the merger agreement was negotiated on an arm’s-length basis and (iii) Mr. Intrieri recused himself from participation in Lear’s discussions and negotiations with respect to the merger agreement. The Board has concluded that these relationships are not material and that Mr. Intrieri is independent.

In making its determination with respect to Mr. McCurdy, the Board considered the fact that Mr. McCurdy serves as the non-executive chairman of the board of directors of a company (i) for which Mr. Stern is an investor and director and (ii) formed by an investment fund for which Mr. Stern serves as the chairman. Lear has done no business with such company in the past three years. The Board has concluded that these relationships are not material and that Mr. McCurdy is independent.

In making its determination with respect to Mr. Parrott, the Board considered that two children and a son-in-law of Mr. Parrott previously were employed by Lear, with such employment ending in April 2007, February 2007 and November 2005, respectively. Additionally, one of those children currently provides services to Lear, in a non-executive position, through an independent staffing agency frequently used by Lear to fill certain staffing needs. Such services fall within the NYSE independence guidelines. In addition, none of these family members lives in the same household as Mr. Parrott, and none is dependent on him for financial support. Mr. Parrott has not sought or participated in any employment decisions regarding these family members. The Board has concluded that these relationships are not material and that Mr. Parrott is independent.

In making its determination with respect to Mr. Spalding, the Board considered that Lear employs Mr. Spalding’s brother in a non-executive position. Such relationship falls within the NYSE independence guidelines. In addition, the employment relationship is on an arm’s-length basis, and Mr. Spalding has no involvement or interest, directly or indirectly, in employment decisions affecting his brother. The Board also considered that Mr. Spalding previously served on the board of directors of another company with Mr. Stern. The Board has concluded that these relationships are not material and that Mr. Spalding is independent.

In making its determination with respect to Mr. Stern, the Board considered that Messrs. Rossiter and Vandenberghe have small investments as limited partners in an investment fund for which Mr. Stern serves as the chairman. Additionally, the Board considered that Mr. Stern serves on the board of directors of a company with

Mr. McCurdy and previously served on the board of directors of another company with Mr. Spalding. The Board has concluded that these relationships are not material and that Mr. Stern is independent.

In making its determination with respect to Mr. Wallace, the Board considered that Mr. Wallace’s brother serves as the non-executive chairman of a company with which Lear has done business in the last three years. The Board considered that (i) Mr. Wallace’s brother in not an executive officer of such company, (ii) the amount of business with the company falls below the NYSE’s guidelines, (iii) neither Mr. Wallace nor his brother were involved in Lear’s business relationship with the company and (iv) such business was conducted in accordance with Lear’s standard purchasing procedures for such products. Additionally, the Board considered that Mr. Wallace serves on the board of directors of another company with Mr. Wallman. The Board has concluded that these relationships are not material and that Mr. Wallace is independent.

In making its determination with respect to Mr. Wallman, the Board considered that Mr. Wallman serves on the board of directors of another company with Mr. Wallace. The Board has concluded that this relationship are not material and that Mr. Wallman is independent.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2008. Amounts reported in the “Stock Awards” column in the following table represent the expense recognized in 2008, for financial reporting purposes, of all unvested restricted units for each non-employee director. Because restricted units are settled in cash upon vesting, the vested restricted unit value must be “marked to market” and consequently, negative numbers are reported due to the decline in our common stock price in 2008.

2008 Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards
Name	(2)(3)	(3)(4)	Total

David E. Fry	$61,500	$(24,961)	$36,539
Vincent J. Intrieri(1)	$61,500	$(15,132)	$46,368
Conrad L. Mallett, Jr.	$66,000	$(24,961)	$41,039
Larry W. McCurdy	$89,500	$(24,961)	$64,539
Roy E. Parrott	$64,500	$(24,961)	$39,539
David P. Spalding	$82,000	$(24,961)	$57,039
James A. Stern	$86,500	$(24,961)	$61,539
Henry D.G. Wallace	$95,000	$(24,943)	$70,057
Richard F. Wallman	$79,500	$(24,961)	$54,539

(1)	On November 3, 2008, Mr. Intrieri resigned as a director of the Company. See note 4 below for more information regarding Mr. Intrieri’s stock awards.

(2)	Includes cash retainer fees and meeting attendance fees, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee	Aggregate Meeting Fees

David E. Fry	$45,000	$16,500
Vincent J. Intrieri	$45,000	$16,500
Conrad L. Mallett, Jr.	$45,000	$21,000
Larry W. McCurdy	$55,000	$34,500
Roy E. Parrott	$45,000	$19,500
David P. Spalding	$55,000	$27,000
James A. Stern	$55,000	$31,500
Henry D.G. Wallace	$65,000	$30,000
Richard F. Wallman	$45,000	$34,500

(3)	Non-employee directors may elect to defer portions of their cash retainer and meeting fees into deferred stock units or an interest bearing account under the Outside Directors Compensation Plan. The following directors elected to defer the following percentages of their cash retainer and meeting fees earned in 2008: Dr. Fry and Mr. Mallett — 50% of retainer into deferred stock units; and Messrs. Intrieri, McCurdy and Stern — 100% of retainer and meeting fees into deferred stock units.

The aggregate restricted unit awards, deferred stock units and stock options outstanding for each director in the table set forth above as of December 31, 2008 are as follows:

Name	Aggregate Restricted Units(4)	Deferred Stock Units	Stock Options

David E. Fry	6,153	10,389	4,000
Vincent J. Intrieri	0	0	0
Conrad L. Mallett, Jr.	6,153	5,142	4,000
Larry W. McCurdy	6,153	37,394	7,750
Roy E. Parrott	6,153	3,177	5,250
David P. Spalding	6,153	16,342	7,750
James A. Stern	6,153	33,602	7,750
Henry D.G. Wallace	6,153	4,933	0
Richard F. Wallman	6,153	3,241	2,000

(4)	For the restricted unit grants, the value shown is what is recognized (for current and prior grants) for financial statement reporting purposes with respect to the Company’s 2008 financial statements in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment,” (“SFAS 123(R)”). The grant date fair value of the January 31, 2008 restricted unit grant to the directors was $90,000. See Note 12 to the Company’s consolidated financial statements for the year ended December 31, 2008, for the assumptions made in determining SFAS 123(R) values. For Mr. Intrieri, the amount reported also includes the reversal of $18,737 in compensation expense for prior restricted unit awards that he forfeited upon his resignation as a director.

Summary of Director Compensation

In 2008, non-employee directors were compensated pursuant to our Outside Directors Compensation Plan, which provided for an annual retainer of $45,000 for each of our non-employee directors with an additional retainer of $20,000 for the Chairman of the Audit Committee and an additional $10,000 retainer for each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee, as well as for our Presiding Director. In addition, each non-employee director received a fee of $1,500 for each Board and committee meeting attended. The non-employee director annual retainer and meeting fees were paid quarterly pursuant to the Outside Directors Compensation Plan. Directors were also reimbursed for their expenses incurred in attending meetings.

Pursuant to the Outside Directors Compensation Plan, each non-employee director received annually on the last business day of January, restricted units representing shares of Lear common stock having a value of $90,000 on the date of the grant. Restricted unit grants were made on January 31, 2008 to all non-employee directors. The restricted units granted to non-employee directors vest over the three-year period following the grant date, with one-third of each recipient’s restricted units vesting on each of the first three anniversaries of the grant date. During the vesting period, non-employee directors receive credits in a dividend equivalent account equal to amounts, if any, that would be paid as dividends on the shares represented by the restricted units. Once a restricted unit vests, the non-employee director holding such restricted unit will be entitled to receive a cash distribution equal to the value of a share of Lear common stock on the date of vesting, plus any amount in his dividend equivalent account attributable to the vested unit. The restricted units are also immediately vested upon a director’s termination of service due to death, “disability,” “retirement” or upon a “change in control” of Lear (as each such term is defined in the Outside Directors Compensation Plan) prior to or concurrent with the director’s termination of service.

A non-employee director may elect to defer receipt of all or a portion of his annual retainer and meeting fees, as well as any cash payments made upon vesting of restricted units. At the non-employee director’s election, amounts deferred were:

•	credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan); or

•	credited to a stock unit account.

Each stock unit is equal in value to one share of Lear common stock, but does not have voting rights. Stock units are credited with dividend equivalents which are paid into an interest account (credited with interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan)) if and when the Company declares and pays a dividend on its common stock.

In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.

Amounts deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Deferred stock units are paid in cash based on the fair market value of our common stock on the payout date.

A non-employee director could elect to defer receipt of all or a portion of the payment due to him when a restricted unit vests, including the amount in his dividend equivalent account. This deferral is generally subject to the same requirements that apply to deferrals of the annual retainer and meeting fees.

In February 1997, we implemented stock ownership guidelines for non-employee directors. In 2007, the Compensation Committee modified the guidelines to provide for specified share ownership levels rather than a value of share ownership based on a multiple of a director’s annual retainer. A similar change to a fixed share amount was also made to the management stock ownership guidelines. The management stock ownership guidelines are discussed in “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Management Stock Ownership Guidelines” beginning on page 25. The stock ownership level of 3,500 shares (or share equivalents) must be achieved by each outside director within five years of becoming a director.

Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

2009 Director Compensation Update

In light of challenging automotive industry conditions and a desire to reduce our overall compensation costs and simplify compensation programs, the Director Compensation program was restructured, effective January 1, 2009. Annual retainers and meeting fees and the annual restricted unit grant have been reduced by 20% and future restricted grants and deferrals of amounts under the program will no longer be linked to the value of our common stock. Effective January 1, 2009, the annual retainer for non-employee directors has been reduced from an annual rate of $45,000 to $36,000, with the additional retainer for the Chairman of the Audit Committee reduced from $20,000 to $16,000 and the additional retainer for the Chairmen of the Compensation Committee and Nominating and Corporate Governance Committee and for the Presiding Director reduced from $10,000 to $8,000. In addition, the amount each non-employee director will receive for each Board and committee meeting attended has been reduced from $1,500 to $1,200, other than the meeting fee for certain special committee meetings, which has been reduced from $1,000 to $800. The retainers and meeting fees will now be paid on a monthly, rather than quarterly, basis. To the extent that any amounts of the retainer or meeting fees paid after March 24, 2009 are deferred, they will be deferred into the interest account (and will bear interest at an annual rate equal to the prime rate, as defined in the Outside Directors Compensation Plan) instead of the stock account. Beginning in 2010, the amount of the annual restricted unit grant will be reduced from $90,000 to $72,000. Instead of restricted units that track the value of our common stock, the annual restricted grant will be cash-based and will be credited to the notional interest-bearing account that vests and pays out in cash in equal amounts on each of the first three anniversaries of the grant date. Deferrals of future restricted grants will be held in an interest-bearing account until ultimately paid.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 27, 2009 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock and ownership of restricted stock units (“RSU”), restricted units and deferred stock units by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 77,516,479 shares of common stock outstanding on March 27, 2009 rather than based on the percentages set forth in various stockholders’ Schedules 13G.

	Number of Shares		Percentage of
	of Common Stock		Common Stock	Number of
	Owned Beneficially		Owned Beneficially	Stock Units Owned(18)

Vanguard Windsor Funds(1)	6,170,100		7.96%	N/A
Pzena Investment Management, LLC(2)	5,420,915		6.99%	N/A
Barrow, Hanley, Mewhinney & Strauss, Inc.(3)	3,870,270		4.99%	N/A
Robert E. Rossiter(4)(5)	644,512	(6)	*	89,380
Daniel A. Ninivaggi(5)	25,130		*	34,355
Matthew J. Simoncini(5)	30,187	(7)	*	41,458
Raymond E. Scott(5)	43,397	(8)	*	26,774
Louis R. Salvatore(5)	73,093	(9)	*	25,711
James H. Vandenberghe(5)	82,188		*	0
David E. Fry(4)	5,103	(10)	*	111,692
Conrad L. Mallett(4)	4,000	(11)	*	102,081
Larry W. McCurdy(4)	8,500	(12)	*	158,721
Roy E. Parrott(4)	8,480	(13)	*	96,670
David P. Spalding(4)	12,500	(14)	*	112,048
James A. Stern(4)	12,900	(15)	*	154,929
Henry D.G. Wallace(4)	1,000		*	100,639
Richard F. Wallman(4)	3,500	(16)	*	97,880
Total Executive Officers and Directors as a Group (16 individuals)	890,432	(17)	1.14%	1,175,852	(19)

*	Less than 1%

(1)	We have been informed by Vanguard Windsor Funds — Vanguard Windsor Fund 51-0082711 (“Vanguard”) in an amended report on Schedule 13G dated February 12, 2008, that (a) Vanguard is a registered investment company under Section 8 of the Investment Company Act of 1940 and (b) Vanguard exercises sole voting power over 6,170,100 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)	We have been informed by Pzena Investment Management, LLC (“PIM”), in an amended report on Schedule 13G dated February 17, 2009, that (a) PIM is a registered investment advisor and (b) PIM exercises sole voting power over 4,057,895 shares, shared voting power over no shares, sole dispositive power over 5,420,915 shares and shared dispositive power over no shares. The principal business address of PIM is 120 W. 45th St., 20th Floor, New York, New York 10036.

(3)	We have been informed by Barrow, Hanley, Mewhinney, & Strauss, Inc. (“BHMS”), in an amended report on Schedule 13G dated February 12, 2009, that (a) BHMS is a registered investment advisor and (b) BHMS exercises sole voting power over 1,756,550 shares, shared voting power over 2,113,720 shares, sole dispositive power over 3,870,270 and shared dispositive power over no shares. The principal business address of BHMS is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761.

(4)	The individual is a director.

(5)	The individual is a Named Executive Officer.

(6)	Includes 206,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Also includes 50,000 shares of common stock held by a grantor retained annuity trust.

(7)	Includes 7,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(8)	Includes 25,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Also includes 7,968 shares of common stock held jointly in trust with his spouse.

(9)	Includes 30,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(10)	Includes 4,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(11)	Includes 4,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(12)	Includes 6,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(13)	Includes 5,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(14)	Includes 6,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(15)	Includes 6,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Also includes 2,400 shares of common stock held in an irrevocable trust for the benefit of Mr. Stern’s children. Mr. Stern disclaims beneficial ownership of these shares.

(16)	Includes 2,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(17)	Includes 310,450 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Based on the closing price of our common stock on March 27, 2009 of $1.00 per share, none of the exercisable stock-settled stock appreciation rights held by our executive officers were convertible into shares of our common stock.

(18)	Includes the RSUs owned by our executive officers and the restricted units and deferred stock units owned by our non-employee directors, each as of March 27, 2009. These RSUs, restricted units and deferred stock units are subject to all the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.

(19)	Consists of 241,192 RSUs owned by our executive officers in the aggregate, 740,591 restricted units owned by our non-employee directors in the aggregate and 194,069 deferred stock units owned by our non-employee directors in the aggregate.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2008 with the following exception: the grant and vesting of restricted units and acquisition of deferred stock units by Mr. David P. Spalding on January 31, 2008 was inadvertently reported late on a Form 4 filed on February 5, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our Chief Executive Officer, Chief Financial Officer and each of the other current and former executive officers listed in the “2008 Summary Compensation Table” on page 31 (collectively, the “Named Executive Officers”) during the year ended December 31, 2008. To assist in understanding compensation for 2008, we have included a discussion of our compensation policies and decisions for periods before and after 2008 where relevant. To avoid repetition, in the discussion that follows we make occasional cross-references to specific compensation data and terms for our Named Executive Officers contained in “Executive Compensation” which begins on page 31. In addition, because we have a global team of managers, with senior managers in 36 countries, our compensation program is designed to provide some common standards throughout the Company and therefore much of what is discussed below applies to executives in general and is not limited specifically to our Named Executive Officers.

Executive Summary

In 2008, automotive industry conditions were, and continue to be, extremely challenging. These challenging conditions and the broad economic downturn have affected Lear’s business performance and, consequently, our executive compensation program. Lear has taken steps to reduce operating costs and efficiently manage its business through these conditions and consequently, has modified its executive compensation programs as well. The primary factors influencing our compensation programs are a desire to reduce compensation costs, simplify our program, retain key employees through the downturn and efficiently manage the share availability under our equity plan. The results and modifications related to the industry environment include the following:

•	No annual incentive bonus was earned under the annual incentive compensation plan for 2008 performance.

•	We implemented several cost-saving initiatives, including an unpaid holiday shutdown.

•	We allowed for executives to diversify their deferrals under our Management Stock Purchase Plan (“MSPP”) and suspended the program for 2009.

•	In order to streamline and simplify our compensation program, we amended our non-qualified deferred compensation program to wind-down the employee deferral and Company match portions of the program.

•	In August 2008, we adopted a key employee retention plan with cash retention awards to certain of our non-executive employees, vesting in May 2009 if such employees remain employed by us. In addition, we granted cash retention awards to certain of our executives (other than our Named Executive Officers and certain other senior executives), vesting in two installments in May 2009 and May 2010 if the executives remain employed by us. In November, we awarded stock-settled stock appreciation rights (“SAR”) to our Named Executive Officers and certain other senior executives with a vesting schedule that mirrors the key employee retention plan.

•	We postponed our normal year-end long-term incentive grant indefinitely and are contemplating a redesign of the program.

•	We suspended Company contributions under our Pension Savings Plan in November and December 2008, and we suspended Company matching contributions under our retirement savings plan (401(k)) for the second half of 2008.

As the challenging industry and economic conditions continue, we will continue to monitor our executive compensation programs and consider appropriate modifications that will allow us to achieve our compensation program objectives.

Executive Compensation Philosophy and Objectives

The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	align management’s compensation mix with our business strategy and compensation philosophy;

•	provide management with incentives for excellence in individual performance;

•	maintain a strong link between executive pay and performance;

•	promote teamwork among our global managers; and

•	attract and retain highly qualified and effective officers and key employees.

To achieve these objectives, we believe that the total compensation program for executive officers should consist of the following:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	termination/change in control benefits;

•	retirement plan benefits; and

•	certain health, welfare and other benefits.

The Compensation Committee routinely reviews the elements noted above, which are designed to both attract and retain executives while also providing proper incentives for performance. In general, the Compensation Committee monitors compensation levels ensuring that a higher proportion of an executive’s total compensation is awarded in the form of “at risk” components (dependent on individual and Company performance) as the executive’s responsibilities increase. The Compensation Committee selects the specific form of compensation within each of the above-referenced elements based on competitive industry practices, the cost to the Company versus the benefit provided to the recipient, the impact of accounting and tax rules and other relevant factors.

Benchmarking

To ensure that our executive compensation is competitive in the marketplace, we benchmark ourselves against two comparator groups of companies. However, pay benchmarking is only one of several factors considered in setting target pay levels. Our two comparator groups are as follows: one consisting of Tier 1 automotive suppliers and one consisting of a broad range of industrial companies (including these same automotive suppliers). For 2007 and 2008, this larger group consisted of approximately 40 companies (listed below). Although this group is generally consistent in its make-up from year to year, companies may be added or removed from the list based on their willingness to participate in annual executive compensation surveys. In 2008, we reviewed a comprehensive global survey of these companies which was prepared by Towers Perrin, the Compensation Committee’s independent consultant. This comprehensive global survey is generally compiled every two years.

The Compensation Committee generally targets base salaries, annual incentive awards, long-term incentive awards and total remuneration of our senior executives at the median of these comparator groups with a potential for compensation above that level in return for comparable performance. However, this percentile is only a target and actual compensation is dependent on various factors. Examples of these factors include the Company’s actual financial performance, an individual executive’s performance, and achievement of specified management objectives. Overall performance may result in actual compensation levels that are more or less than the target. We believe that the broad industrial comparator group listed below is more representative of the market in which we compete for executive talent. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because many of our executives possess transferable skills. The broad industrial group also provides more robust and position-specific data than the automotive supplier group and reduces the volatility, or year-over-year change, in the position-specific market data.

In addition to the 2006 and 2008 comprehensive surveys, in 2007 the Compensation Committee reviewed, with the assistance of Towers Perrin, its independent compensation consultant, the competitiveness of the base salaries, target annual incentive awards, target long-term incentive awards and target total direct compensation of our executive officers within both comparator groups. The comparator groups for the 2007 review were generally the same as those for the 2008 comprehensive survey, as shown in the table below:

	Broad		Automotive			Broad		Automotive
	Industrial		Supplier			Industrial		Supplier
Company	2007	2008	2007	2008	Company	2007	2008	2007	2008

•3M	X				•Johnson Controls	X	X	X	X
•Alcoa	X	X			•Lafarge North America	X	X
•American Axle & Mfg	X		X		•Lockheed Martin	X	X
•American Standard	X				•Masco	X	X
•ArvinMeritor	X		X		•Motorola	X	X
•Ball Corporation	X	X			•Navistar International	X	X	X	X
•Black & Decker	X				•Northrop Grumman	X	X
•Boeing	X	X			•Oshkosh Truck		X
•Caterpillar	X	X			•Parker Hannifin	X	X
•Cooper Tire & Rubber	X	X	X	X	•PPG Industries	X	X	X	X
•Corning		X			•Raytheon	X	X
•Dana Holding Corp		X		X	•Rockwell Automation	X	X
•Eaton Corporation	X	X	X	X	•Rockwell Collins	X	X
•Emerson Electric	X	X			•Schlumberger	X	X
•Federal-Mogul		X		X	•Terex		X
•General Dynamics	X	X			•Textron	X	X
•Goodrich	X	X			•Timken Co.		X
•Goodyear Tire & Rubber	X	X	X	X	•TRW Automotive		X		X
•Harley-Davidson	X	X			•United States Steel	X	X
•Hayes-Lemmerz	X	X	X	X	•United Technologies	X	X
•Honeywell	X	X			•USG	X	X
•Ingersoll-Rand	X				•Visteon	X	X	X	X
•ITT-Corporate	X	X			•Whirlpool	X	X

The 2007 Towers Perrin review and the 2008 comprehensive survey showed that, within the automotive supplier comparator group, the base salaries, target total cash compensation (base salary and target annual incentive opportunity) and target total direct compensation of our executive officers were, on average, competitive. However, the average annualized expected value of our long term incentive awards for executive officers remains below the market median within the automotive supplier group. Relative to the median pay levels in the broad industrial comparator group, base salaries and target total cash compensation levels of our executive officers were, on average, competitive, but target total direct compensation levels were significantly below the competitive range. This relative positioning in target total direct compensation of our executives within the broad industrial group was due to the average expected value of our most recent targeted long-term incentive awards granted in 2007 being significantly below the market median.

Total Compensation Review

In 2007, the last year in which the annual long-term incentive grants were made, the Compensation Committee reviewed materials setting forth the various components of the compensation for our Named Executive Officers. These materials included a specific review of dollar amounts for salary, annual incentive, long-term incentive compensation, equity award and individual holdings, and, with respect to our qualified and non-qualified executive retirement plans, outstanding balances and the actual projected payout obligations. These materials also contained potential payment obligations under our executive employment agreements, including an analysis of the resulting impact created by a change in control of the Company. The Compensation Committee is committed to reviewing total compensation summaries or tally sheets for our executive officers as appropriate in connection with material grants or awards.

Role of Executive Officers in Setting Compensation Levels

Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants, whose engagements have been approved by the committee, and with accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation proposals, which are first reviewed by senior management and then presented to the Compensation Committee and Towers Perrin, its independent compensation consultant. The committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. Mr. Rossiter generally does not attend meetings of the Compensation Committee, and if he does attend, he is not involved in decisions of the committee affecting the compensation of our executive officers. While our Executive Vice President, Chief Financial Officer, General Counsel and members of our human resources management attend such meetings to provide information and present material to the Compensation Committee and answer related questions, they are not involved in decisions of the committee affecting the compensation of our executive officers. The Compensation Committee typically meets in executive session after each of its regularly scheduled meetings to discuss executive compensation decisions.

Discretion of Compensation Committee

The Compensation Committee generally has the discretion to make awards to the Named Executive Officers. The Compensation Committee did not exercise discretion in 2008 to increase or reduce the size of any award or to award compensation when a performance goal was not achieved. Under the terms of Lear’s annual incentive compensation plan (bonus plan) and other performance awards, the Compensation Committee may exercise negative discretion to reduce awards. The Compensation Committee also has the authority, outside of the bonus plan and the other performance awards, to pay, on a discretionary basis, amounts in excess of those provided under the bonus plan and other performance awards. In 2008, the Compensation Committee did not exercise discretion to pay, outside of the bonus plan and other performance awards, amounts in excess of those provided under the bonus plan and other performance awards to the Named Executive Officers.

Elements of Compensation

As identified above, the elements of our executive compensation program consist of a base salary, annual incentives, long-term incentives, retirement plan benefits, termination/change in control benefits, and certain health, welfare and other benefits. A discussion of each of these elements of compensation follows.

Base Salary

Base salaries are paid to our executive officers in order to provide a steady stream of current income. Base salary is also used as a measure for other elements of our compensation program. For example, annual incentive targets in 2008 were set as a percentage of base salary (from 70% to 150% for our Named Executive Officers). In addition, those executives who had in the past received annual performance share grants were awarded a target amount of performance shares equal to 25% of an executive’s base salary (50% for Mr. Rossiter) as of January 1 of each year, through 2007. Because the amount of base salary can establish the range of potential compensation for other elements, we take special care in establishing a base salary that is competitive and at a level commensurate with an executive’s experience, performance and job responsibilities.

Base salaries for our executive officers are targeted around the median level for comparable positions within our comparator groups. On an annual basis, we review respective responsibilities, individual performance, Lear’s business performance and base salary levels for senior executives at companies within our comparator groups. Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and corporate financial performance of companies within the comparator groups. Our

Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Merit increases in base salary for our senior executives, which generally are considered in May of each year, are also determined by the results of the Board’s annual leadership review. At this review, Mr. Rossiter assesses the performance of our top executives and presents his perspectives to our Board. Mr. Rossiter’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the committee his goals and objectives for the upcoming year, and thereafter, the committee evaluates his performance for the prior year against the prior year’s goals and objectives.

As a result of the annual leadership review, the base salaries of the following Named Executive Officers were increased effective May 1, 2008: Mr. Ninivaggi — from $775,000 to $790,000; Mr. Scott — from $625,000 to $640,000; Mr. Salvatore — from $625,000 to $640,000; and Mr. Simoncini — from $575,000 to $640,000. The base salaries for these Named Executive Officers were increased in recognition of leadership contributions that generated superior Company performance in 2007. No increase was made to the annual base salary of Mr. Rossiter in 2008.

Annual Incentives

Our executive officers participate in the Annual Incentive Compensation Plan, which was approved by stockholders in 2005. Under this plan, the Compensation Committee makes annual cash incentive awards designed to reward successful financial performance and the achievement of goals considered important to Lear’s future success. Awards are typically made in the first quarter of each year based on our performance achieved in the prior fiscal year.

Target Annual Incentive.  Each Named Executive Officer is assigned an annual target opportunity under the Annual Incentive Compensation Plan expressed as a percentage of such officer’s base salary. An executive’s target bonus percentage generally increases as his ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his variable compensation in the form of an annual incentive bonus, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation.

The target opportunities in 2008 were 150%, 80%, 70%, 70% and 70% of base salary for Messrs. Rossiter, Ninivaggi, Simoncini, Salvatore and Scott, respectively. The Compensation Committee assessed the competitiveness of the annual incentive targets in 2008, with the assistance of its compensation consultant, and found that they were competitive within the two comparator groups described above.

Measures.  Historically, the target opportunity for a given year’s performance had been based 50% upon whether our earnings per share reached a threshold established by the Compensation Committee and 50% upon whether the return on our net assets reached a threshold set by the Compensation Committee. In 2006, the Compensation Committee determined that the annual incentive award would be based 50% on the achievement of certain levels of free cash flow and 50% on the achievement of certain levels of operating income, excluding special items. Under the 2008 Executive Bonus Program terms, (i) free cash flow means net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures and (ii) operating income means pretax income excluding interest and other expense, restructuring costs up to $125 million and other special items. These measures were used because they are important measures of operating performance, relied upon by investors and analysts in evaluating our operating performance. In 2007 and 2008, we continued our use of these measures in setting targets and determining awards under the Annual Incentive Compensation Plan.

The 2008 budgeted threshold, target and maximum levels of these measures were set at $545 million, $680 million and $816 million, respectively, for operating income, excluding special items, and $156 million, $250 million and $345 million, respectively, for free cash flow. Final results for 2008, which were presented to the Compensation Committee in February 2009, were operating income, excluding special items, of $356 million, and free cash flow of negative $71 million, with each result falling below the threshold performance levels and resulting in no bonus payment for either portion.

Long-Term Incentives

The long-term incentive component of our executive compensation program is designed to provide our senior management with substantial at-risk components and to align the interests of our senior management with those of our stockholders. To achieve these goals, we have traditionally adopted a “portfolio” approach that recognizes the strengths and weaknesses that various forms of long-term incentives provide.

2008 Awards

We limited our equity incentive awards in 2008 to stock-settled SAR grants to our Named Executive Officers and certain other senior executives in November. As mentioned above, in August 2008 we granted cash retention awards to other key executives that vest in May 2009 and May 2010 if the executives remain with Lear. Our Named Executive Officers and certain other senior executives did not participate in this key employee retention plan. The grants of SARs to our Named Executive Officers in November 2008 were in lieu of participation in the broader retention program, with 50% of the SARs vesting in each of May 2009 and May 2010. These awards were designed to retain and incentivize our executives during the significant industry downturn. The size of the SAR grants was considerably smaller than the equity grants to these executives in prior years. The amount of each grant was determined by balancing the need for retention with the desire to manage the limited amount of shares available under our equity plan.

Prior Year Awards

In years prior to 2008, we followed the portfolio approach described above, and specifically, in 2007 we:

•	granted awards that reward increases in the value of our stock (stock-settled SARs);

•	granted awards that support retention of our management team and reward both maintaining and increasing the value of our stock (RSUs);

•	granted long-term cash incentives tied to the achievement of specific business objectives (cash-based performance units);

•	granted long-term stock incentives tied to the achievement of specified business objectives that also reward increases in the value of our stock (performance share awards);

•	modified our stock ownership guidelines for members of senior management (as described below); and

•	permitted certain members of senior management to defer a portion of their base salary and annual incentive bonus into RSUs under the MSPP.

While base salaries and annual incentives for our executives have been competitive compared to companies in our comparator groups, our long-term incentive compensation was below that of the two comparator groups used in Towers Perrin’s latest executive compensation review. In our recent compensation benchmarking (in 2008 and prior thereto), our long-term incentive compensation was also found to be below market median levels.

Restricted Stock Units, Stock Appreciation Rights and Performance Units

Although Lear did not make its customary, annual long-term equity grants in 2008 (other than the SAR grants in November described above), equity grants were generally approved in November of prior years. The Compensation Committee has striven to achieve a proper balance between grants of long-term equity awards with time-based vesting such as RSUs and grants of equity awards whose value is entirely performance-based, such as SARs and performance shares. In 2003 and 2004, the Compensation Committee awarded time-vested RSUs to executives in lieu of awarding stock options. The Compensation Committee took into account that RSUs result in less dilution of the ownership interests of existing stockholders than the options they replaced and RSUs are effective incentives for our superior performing employees to remain with us and to continue their performance during periods of stock price fluctuations, when stock options may have no realizable value. Based on a review of evolving market practices and industry trends, in 2005 the Compensation Committee approved a combination of equity awards for members of senior management, with 75% of the value coming from stock-settled SARs and 25% of the value coming from time-vested RSUs for the Named Executive Officers. The Compensation Committee believes that stock-settled SARs result in less dilution to existing stockholders than a comparable amount of options and are more performance-based than time-vested RSUs. This is consistent with the Compensation Committee’s desire to make a substantial portion of executive compensation dependent on Company performance. In addition, participants do not need to fund the exercise price to exercise a SAR.

In 2006, the Compensation Committee approved awards to certain of our executives (including the Named Executive Officers) consisting of RSUs, SARs and cash-based performance units. The addition of cash-based performance units (which awards were granted in February 2007) as part of the long-term incentive program was based on the Compensation Committee’s objective of providing additional incentive compensation based on the Company’s operating performance (earnings growth for the 2007-2009 period) but limiting dilution to stockholders. In addition, by assigning these performance units a specific dollar value upon grant instead of tying their value to our common stock, we limit the exposure of these awards to cyclical stock price fluctuations and focus the Company’s management team on the achievement of specified performance objectives.

In November 2007, the Compensation Committee again approved awards to our executives (including the Named Executive Officers) of RSUs, SARs and cash-based performance units. For the performance units, the Committee established a target dollar amount of performance units for each Named Executive Officer and payment of these awards is dependent upon the Company achieving certain levels of earnings growth and improvement on return on invested capital during the 2008-2010 period. Specific performance targets for the 2008-2010 performance period and their respective payment levels are as follows:

	Threshold (paid at		Superior (paid at
Measure	50% of Target level)	Target	150% of Target level)

Earnings Growth*	5% per year average	10% per year average	15% per year average
Improvement on Return on Invested Capital	3% per year average	5% per year average	7% per year average

*	Under the terms of the award agreements, earnings growth means the compounded annual growth rate of the Company’s annual operating income for the three-year performance period, and operating income means the Company’s pretax income excluding interest expense, restructuring costs and other special items.

The total value of the Compensation Committee’s November 2007 awards to our Named Executive Officers was allocated as follows: 35% to RSUs; 35% to SARs; and 30% to performance units. We believe this approach strikes the appropriate balance between creating incentives for higher levels of performance while encouraging long-term retention. By offering 30% of this award in the form of cash-based performance units, we are able to limit the dilutive effect to our stockholders while utilizing performance criteria directly related to shareholder value. In addition, this mix of long-term incentive awards is consistent with the general industry average, based on the comparator group benchmarking provided by the Compensation Committee’s compensation consultant.

Performance Share Awards

In the past few years (ending in 2007), we had awarded a target number of performance shares to our senior executives for a three-year performance period. Performance share awards ensure that a significant component of certain executives’ compensation depends upon the achievement of specified performance objectives over that period. The Compensation Committee chooses from various measures of corporate performance to determine the level of payout of performance share awards. In 2007, no payment was made for the 2004-2006 cycle as results over the period did not achieve minimum thresholds. In 2008, we paid executives the performance share awards for the 2005-2007 cycle based on attainment of the threshold level of performance on the two performance measures of relative improvement on return on invested capital and relative return to shareholders, in each case compared to the peer group described below.

In February 2009, we paid executives the performance share awards for the 2006-2008 cycle at 75% of the targeted level based on attainment of the superior level of performance on the performance measure of improvement on return on invested capital. The threshold level of performance was not achieved for the performance measure of relative return to shareholders, and as a result we did not pay any performance shares based on that measure.

As in prior years, the Compensation Committee granted performance share awards in 2007 to senior management personnel under the Long-Term Stock Incentive Plan with target performance shares equal on the date of the award to a specified percentage of each such executive’s base salary on January 1, 2007. The specified percentage for Mr. Rossiter was 50% and for each of the other Named Executive Officers was 25%. The 2007-2009 performance criteria for these performance share awards were (i) our relative return to stockholders compared to a peer group consisting of the component companies within the S&P 500 Index and (ii) improvement on return on invested capital. Specific performance targets and their respective payment levels are as follows:

	Threshold (paid at		Superior (paid at
Measure	50% of Target level)	Target	150% of Target level)

Relative Return to Stockholders	42nd percentile	57th percentile	85th percentile
Improvement on Return on Invested Capital	3% per year average	5% per year average	7% per year average

Prior to 2006, for the relative return to stockholders measure we had used a peer group of representative independent automotive suppliers, which in 2005 consisted of ArvinMeritor, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Eaton Corporation, Johnson Controls, Inc., Magna International, Inc., and Visteon Corporation. The Compensation Committee chose to move to the S&P 500 Index as the peer group for performance share awards granted in 2006 and 2007 because it is a broader group and, therefore, more representative of investment alternatives available to our stockholders and more indicative of relative performance.

In order to recognize the cyclical nature of the automotive supply industry, we also introduced an alternative annual calculation under the terms of these performance share awards. It had been our experience in the past that one year of poor performance could virtually eliminate any possibility of an award from an entire cycle of performance share awards. Therefore, the Compensation Committee concluded that relying exclusively on cumulative three-year performance for these awards did not always provide an effective incentive for executives, given the cyclicality of the automotive industry. The 2006-2008 and 2007-2009 award cycles included an alternative calculation whereby participants can earn a pro rata amount of performance shares in each year of the performance period to the extent performance objectives are achieved in any single year of the performance period. This alternative calculation will be applied in the 2007-2009 award cycle if an executive would earn more performance shares thereby than by measuring performance over the three-year period. Payout of these awards under either calculation, if earned, occurs at the end of the three-year performance period.

As part of our desire to streamline our long-term incentive program, the Compensation Committee decided to eliminate performance share awards in future years beginning in 2008. Because of this, the value of the potential 2008 performance share award was instead applied to the November 2007 grants of SARs, RSUs and performance units, resulting in a somewhat higher value than that of the November 2006 grants.

Management Stock Ownership Guidelines

The Compensation Committee had historically implemented stock ownership guidelines providing that our officers achieve, within five years of reaching officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. In 2007, the Compensation Committee modified the guidelines to provide for specified share or share-equivalent ownership levels rather than a value of share ownership based on a multiple of an executive’s base salary. This change mitigates the effect of stock price volatility and retains, as a fundamental objective, significant stock ownership by senior management. The stock ownership guidelines were intended to create a strong link between our long-term success and the ultimate compensation of our officers. Compliance with the guidelines is determined in January of each year. If an executive does not comply with the guidelines (which are subject to certain transition rules), the Company may pay up to 50% of his annual incentive award in the form of restricted stock until he is in compliance. The stock ownership levels which must be achieved by our senior officers within the five-year period (subject to certain transition rules) are as follows:

Required Share
Position	Ownership Level

Chief Executive Officer	125,000 shares
Executive Vice President	50,000 shares
Senior Vice Presidents	35,000 shares
Corporate Vice Presidents	15,000 shares

Share ownership targets for officers reaching age 60 are reduced by 10% annually through age 65. For information regarding the share and share-equivalent ownership levels of our Named Executive Officers, see “Directors and Beneficial Ownership — Security Ownership of Certain Beneficial Owners and Management” beginning on page 16.

Management Stock Purchase Plan

To further its goal of aligning the interests of officers and key employees with those of our stockholders, the Compensation Committee has historically permitted our Named Executive Officers and certain other management personnel to participate in the MSPP. The program has been part of the Long-Term Stock Incentive Plan and, in 2008, there were approximately 240 eligible participants. In late 2008, we suspended participation in the MSPP for 2009 because a lower stock price results in increased share utilization for each dollar deferred under the MSPP, and we had limited share availability under our equity incentive plan. Under the MSPP, members of management had been able to elect to defer a portion of their base salary and/or annual incentive bonuses and receive RSUs credited at a discount to the fair market value of our common stock. Executive participants in the MSPP are also subject to the stock ownership guidelines described above. The discount rates on RSUs purchased with deferred salary or bonus are based on the following scale:

		Value of Restricted Stock Units
Total Dollar Amount of Salary and Bonus Deferrals, Expressed	Applicable	Received as a Percentage of the
as a Percentage of the Participant’s Base Salary	Discount Rate	Amount Deferred

15% or less	20%	125%
Over 15% and up to 100%	30%	143%
Over 100%	20%	125%

Participants in the MSPP are electing to invest their personal wealth in Company stock for a significant period of time. In consideration for deferring their 2008 base salary in a deferral election made in December 2007, participants were credited with a number of RSUs under the Long-Term Stock Incentive Plan equal to 125% or 143% of the amount deferred divided by the fair market value of a share of common stock determined in a manner approved by the Compensation Committee. This formula effectively provided participants with a 20% or 30% discount on RSUs credited under the Plan, depending on the amount of the deferral as set forth in the above table.

For RSUs credited in March 2008 for 2008 base salary deferral elections, the fair market value of a share of our common stock was based on the average of the closing trading prices of our common stock during the last five trading days of 2007, which was $28.37 per share. Because no annual incentive bonus was earned for 2008, no RSUs were credited in March 2009 for 2008 bonus deferral elections. In addition, as described above, the MSPP program was suspended for 2009; consequently, no amounts of 2009 salary are being deferred under the MSPP. Generally, a participant must hold RSUs and remain employed for at least three years following the grant date, at which time the participant receives, net of taxes, a number of shares of common stock equal to the RSUs held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he had held shares of common stock rather than RSUs, together with accrued interest on such dividends.

In August 2008, the Compensation Committee approved an amendment and supplement to existing award agreements under the MSPP to provide eligible participants with additional deferral options under the existing MSPP deferrals made in 2006, 2007 and 2008. These additional alternatives included a notional cash account that accrues interest (at a rate set on January 1st of each year based on the average of the 10-year Treasury note rates reported on the first business day of the four preceding calendar quarters) (“Notional Cash Account”) and a cash-settled SAR. Participants were offered a one-time opportunity to reallocate up to 50% of their existing deferral from RSUs into one or both of the other investment alternatives. The opportunity to exchange RSUs for a SAR and/or credit to a Notional Cash Account was given to provide participants with flexibility and choice with respect to investment alternatives for their deferred compensation, including RSUs, a SAR and a Notional Cash Account, thereby creating a balanced equity-based deferred compensation program that would enhance employee retention and motivation. The SAR investment alternative was designed to provide participants with the opportunity to meaningfully benefit from an increase in the market price of the Company’s common stock from its level on the exchange date of September 12, 2008. The Notional Cash Account was designed to provide a more conservative investment alternative for executives who did not wish to assume the risk of the fluctuations in the value of the Company’s common stock following the exchange date. Under the SAR alternative, each eligible RSU (which represented one share of Lear common stock) could be exchanged for a SAR covering three shares of Lear common stock, with respect to the 2007 and 2008 MSPP deferrals, and covering four shares, with respect to 2006 MSPP deferrals. The base price of the SAR and the conversion price for the Notional Cash Account were based on the closing market price of Lear’s common stock on the business day following the expiration of the exchange offer, which was $14.55. Amounts in the Notional Cash Account will generally be distributed, and the SAR will generally become exercisable, at the same time as the associated RSUs for which they were exchanged would have been distributed. RSUs that were not reallocated into a new investment alternative remain subject to their existing terms and conditions. Mr. Rossiter and Mr. Ninivaggi each elected to participate in the exchange offer. Mr. Rossiter reallocated 25% of his RSUs under the 2007 and 2008 MSPP into SARs and Mr. Ninivaggi reallocated 50% of his RSUs under the 2006 MSPP into a Notional Cash Account and 25% of his RSUs under the 2007 and 2008 MSPP into SARs.

Equity Award Policy

We do not time the grant of equity awards in coordination with the release of material non-public information. Our equity awards are generally approved and effective on the dates of our regularly scheduled Compensation Committee meetings. In 2006, the Compensation Committee approved and formalized our equity award policy. It provides that the effective grant date of equity awards must be either the date of Compensation Committee or other committee approval or some future date specifically identified in such approval. The exercise price of stock options and grant price of SARs shall be the closing market price of our common stock on the grant date. The Compensation Committee must approve all awards to our executive officers. An aggregate award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

Retirement Plan Benefits

Our Named Executive Officers participate in our retirement savings plan, qualified pension plan, pension equalization plan and supplemental savings plan. The general terms of these plans and formulas for calculating benefits thereunder are summarized following the 2008 Summary Compensation table, 2008 Pension Benefits table and 2008 Nonqualified Deferred Compensation table, respectively, in “Executive Compensation” beginning on page 31. These benefits provide rewards for long-term service to the Company and an income source in an executive’s post-employment years. In 2006, we elected to freeze our salaried defined benefit pension plan effective December 31, 2006 and established a new Pension Savings Plan component under the defined contribution retirement plan effective January 1, 2007 (and a corresponding non-qualified benefit component). This action also resulted in the freeze of benefit accruals under the Lear Corporation Pension Equalization Program and a related portion of the Lear Corporation Executive Supplemental Savings Plan (collectively, the “SERP”).

In making this transition, we considered that from a financial perspective the volatility of the market makes the costs associated with funding a defined benefit plan increasingly unpredictable. In contrast, the more predictable cost structure of a defined contribution plan makes it easier to effectively budget and manage plan expenses. In general, our pension and retirement benefits have been competitive with those of other companies in our comparator groups, assuming executives retire at the normal retirement age of 65. Our plans do not provide for enhanced credits or benefits upon early retirement.

In December 2007, the Compensation Committee approved further amendments to the SERP to (i) comply with changes in the tax laws (pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) governing the permitted timing of distributions from non-qualified deferred compensation plans such as the SERP and (ii) provide for the payment of vested benefits to SERP participants in equal installments over a 5-year period beginning at age 60. For an active participant eligible to receive benefits, after-tax amounts that would otherwise be payable are used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until he retires or otherwise terminates employment with the Company. Under these SERP amendments, all distributions under the SERP will be completed within five years after the last participant vests or turns age 60, whichever is later. In approving these amendments to the SERP, the Compensation Committee recognized the value of funding pension benefits accumulated by participants over long tenures of service, while stipulating that in-service distribution and withdrawal of retirement assets be prohibited.

As described above, we also elected to wind down our non-qualified deferred compensation program under the Executive Supplemental Savings Plan (“ESSP”). This program had traditionally been a low-cost vehicle under which executives could defer salary and bonus above limits prescribed by the IRS and earn a fixed rate of interest. In recent years the program’s popularity had decreased (due in part to the lack of diverse investment alternatives) and the increased burdens (and costs) of administering the program under the new IRS deferred compensation regulations made the program more costly. In addition, the ability to defer base salary and bonus at a fixed interest rate was added to the revised MSPP program (which was suspended for 2009 but may be re-established in the future), thereby rendering the ESSP redundant. The amendment that winds down the ESSP (i) terminated future elective deferrals of salary and bonus as well as Company matching contributions, (ii) voided deferral elections made in 2007 with respect to bonuses payable in 2009 (though no bonuses were ultimately paid based on 2008 performance), and (iii) provided for the distribution of participants’ balances of all elective deferrals and Company matching contributions in a lump sum. Participants with balances of less than $50,000 received a distribution in January 2009. Each participant with a balance exceeding $50,000 received a distribution in January 2009 if they agreed to a 10% reduction in the amount to which such participant would otherwise be entitled, and if a participant chose not to agree to the reduction, such participant would receive a distribution of the unreduced amount in January 2010.

Termination/Change in Control Benefits

As described in detail and quantified in “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page 44, our Named Executive Officers receive certain benefits under their employment agreements upon certain termination of employment events, including a termination following a change in control of the Company. They also receive, as do all employees who hold equity awards, accelerated or pro rata vesting of equity awards upon a change in control of the Company. These benefits are intended to ensure that members of senior management are not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership. In March 2005, the Compensation Committee, in connection with its review of our executive severance program, approved amendments to the employment agreements for our senior executives that reduced severance benefits by one-third. In addition, we increased the ownership threshold for defining a “change in control” event from 20% to 25% in our equity award grants beginning in November 2006. The Compensation Committee regularly reviews termination and change in control benefits and continues to believe that the severance benefits in connection with certain terminations of employment and the accelerated equity award vesting upon a change in control constitute reasonable levels of protection for our executives.

Health, Welfare and Certain Other Benefits

To remain competitive in the market for a high-caliber management team, Lear provides its executive officers, including our Chief Executive Officer, with health, welfare and other fringe benefits. The Estate Preservation Plan, in which certain of our senior executives participate, provides the beneficiaries of a participant with death benefits that may be used to pay estate taxes on inherited common stock. In addition, in the past we had provided certain perquisites, including financial counseling services, reimbursement of country club membership dues, the use of a company automobile and limited personal use of the corporate aircraft. In certain instances, the Company had also provided tax gross-up payments for the imputed income associated with such perquisites. Beginning in 2006 for our Named Executive Officers, we transitioned from the provision of individual perquisites toward the provision to each executive of an aggregate perquisite allowance. This gives executives the ability to choose the form of benefit and eliminates our cost of administering the perquisites program. We also permit limited personal use of the corporate aircraft by our most senior executives. In addition, in limited circumstances we will pay or reimburse certain senior executives for initiation fees related to social club and country club memberships, provided that the executive must repay the fees (with the amount reduced by 20% per elapsed year) to the Company if he is terminated for cause or voluntarily terminates employment within five years of such payment or reimbursement. For additional information regarding perquisites, please see “Executive Compensation — 2008 Summary Compensation Table” beginning on page 31 and notes 6 and 8 through 11 to the 2008 Summary Compensation Table.

Chief Executive Officer Compensation

As described above, base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and corporate financial performance of companies within the comparator groups. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Mr. Rossiter’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year and thereafter the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives.

Mr. Rossiter did not receive an increase in his base salary in 2008. In connection with the negotiation of his new employment agreement in November 2007, Mr. Rossiter’s base salary was increased to $1,250,000 from $1,100,000. Mr. Rossiter’s base salary was increased to reflect his increased role in assuming direct oversight of our global business units and his additional position of President, each in August 2007. Mr. Rossiter’s base salary had last been increased in December 2004 by the Compensation Committee to $1,100,000 from $1,000,000. In addition to Mr. Rossiter assuming increased responsibilities, the Compensation Committee considered that Mr. Rossiter had declined any increase in salary for the past several years and that his salary as compared to Chief Executive Officers of comparator group companies was no longer competitive nor commensurate with his responsibilities and contributions. Mr. Rossiter’s target annual incentive award for 2008 was 150% of his base salary, but no annual incentive bonus was earned for 2008 performance. An executive’s target bonus percentage generally increases as his ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his variable compensation in the form of an annual incentive bonus, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation. Accordingly, Mr. Rossiter received a larger grant of SARs in November 2008 than did our other Named Executive Officers.

Under our performance share program, as it did in prior years, the Compensation Committee granted performance share awards in 2007 to senior management personnel under the Long-Term Stock Incentive Plan with target performance shares equal on the date of the award to a specified percentage of each such executive’s base salary on January 1, 2007. The specified percentage for Mr. Rossiter was 50% and for each of the other Named Executive Officers was 25%. Mr. Rossiter’s target performance share award is larger because his ability to influence the performance of the Company is greater and the Compensation Committee believes his incentive based compensation should reflect his role. In addition, Mr. Rossiter has traditionally received a lower portion of his total compensation in the form of fixed amounts like base salary relative to our other executives in order to link more closely his compensation to the performance of the Company. Additionally, Mr. Rossiter’s required stock ownership level is greater than that of our other executives under the Stock Ownership Guidelines.

Clawback Policy

Lear does not have a formal policy, beyond the requirements of Section 304 of the Sarbanes-Oxley Act of 2002, regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.

Tax Treatment of Executive Compensation

One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code applies to Lear by limiting the deductibility of non-performance based compensation in excess of $1,000,000 paid to the Chief Executive Officer (or an individual acting in such a capacity), and the three next highest compensated officers other than the Chief Financial Officer (or an individual acting in such a capacity) appearing in the 2008 Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation; however, there are instances where the Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. For example, as described above, in 2007 the Compensation Committee chose to increase Mr. Rossiter’s salary to $1,250,000 from $1,100,000, thereby making an additional $150,000 of it non-deductible. In making this decision, the Compensation Committee weighed the cost of this non-deductible compensation against the benefit of awarding competitive compensation to our Chief Executive Officer.

The Company has taken actions to both amend its plans and to operate its plans in compliance with the requirements of Internal Revenue Code Section 409A. Under Section 409A, amounts deferred by or on behalf of an executive officer under a nonqualified deferred compensation plan (such as the Pension Equalization Program, ESSP or MSPP) may be included in gross income when deferred and subject to a 20% additional federal tax plus additional interest, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. SARs may be exempt from Section 409A if the right satisfies certain requirements (i.e., the grant price is not less than the fair market value on the grant date, the number of shares subject to right is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the Pension Equalization Program, ESSP, SAR awards, MSPP, and other applicable plans and awards consistent with Section 409A requirements.

Impact of Accounting Treatment

We have generally considered the accounting treatment of various forms of awards in determining the components of our overall compensation program. For example, we considered the commencement of option expensing under the fair value accounting guidance of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as a factor in switching from option awards to RSUs in 2003. In addition, we have generally sought to grant stock-settled equity awards, which receive fixed accounting treatment, as opposed to cash-settled equity awards, which receive variable accounting treatment. We intend to continue to evaluate these factors in the future.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers during the last completed fiscal year. The footnotes accompanying the 2008 Summary Compensation Table generally explain amounts reported for 2008. For a detailed explanation of the 2007 and 2006 amounts, see the footnotes to the 2007 and 2006 Summary Compensation Tables.

2008 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other		Total
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Compensation
Principal Position	Year	(1)	(1)(2)	(3)	(4)	(1)(2)	(5)	(6)		(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Robert E. Rossiter,	2008	$1,236,979	$—	$1,559,136	$1,258,201	$—	$483,864	$851,320	(8)	$5,389,500
Chairman, Chief	2007	$1,119,318	$—	$2,018,124	$509,231	$2,310,000	$3,385,305	$638,230		$9,980,208
Executive Officer and President	2006	$1,100,000	$132,000	$2,540,097	$944,106	$693,000	$697,329	$192,344		$6,298,876
Daniel A. Ninivaggi,	2008	$776,771	$—	$550,616	$363,477	$—	$17,468	$162,615	(9)	$1,870,947
Executive Vice President	2007	$737,500	$—	$509,219	$249,501	$826,000	$32,883	$128,395		$2,483,498
	2006	$572,917	$169,850	$863,627	$232,497	$150,150	$30,089	$57,716		$2,076,846
Matthew J. Simoncini,	2008	$611,667	$—	$384,935	$246,123	$—	$26,987	$121,433	(10)	$1,391,145
Senior Vice President and Chief Financial Officer	2007	$459,659	$50,000	$256,600	$133,368	$388,500	$39,918	$97,159		$1,425,204
Raymond E. Scott,	2008	$618,958	$—	$431,383	$253,739	$—	$78,157	$138,069		$1,520,306
Senior Vice President	2007	$525,000	$—	$400,713	$193,445	$441,000	$141,619	$264,233		$1,966,010
and President, Global Electrical and Electronic Systems	2006	$453,958	$22,560	$455,591	$224,021	$118,440	$28,082	$139,700		$1,442,352
Louis R. Salvatore,	2008	$618,958	$—	$428,989	$253,739	$—	$74,063	$138,258		$1,514,007
Senior Vice President and President, Global Seating Systems
James H. Vandenberghe,	2008	$385,417	$—	$818,431	$72,969	$—	$318,214	$1,015,345	(11)	$2,610,376
Former Vice Chairman	2007	$925,000	$—	$1,344,971	$197,016	$1,295,000	$1,939,112	$380,265		$6,081,364
	2006	$925,000	$74,000	$1,417,369	$524,503	$388,500	$416,243	$93,658		$3,839,273

(1)	These amounts include any amounts deferred under the ESSP. Under the ESSP, Messrs. Simoncini and Vandenberghe deferred $30,583 and $23,125 of their 2008 salaries, respectively. These amounts, together with any amounts of 2007 aggregate bonuses that were payable in 2008 and deferred under the ESSP ($115,500 for Mr. Rossiter and $64,750 for Mr. Vandenberghe) are reported in column (b) of the 2008 Nonqualified Deferred Compensation Table. In addition, under the MSPP, Named Executive Officers elected to defer portions of their 2008 salaries and bonuses. Salaries and bonuses are reported without giving effect to any amount deferred under the MSPP. The Named Executive Officers deferred the following amounts of their total salary and bonus earned in 2008 under the MSPP: Mr. Rossiter, $250,000 and Mr. Vandenberghe, $154,167. Amounts deferred under the MSPP are used to purchase RSUs at a discount to the fair market value of our common stock. The respective amounts charged as an expense to the Company in 2008 for this premium portion is reflected as part of the total amount reported in the stock awards column. For further information regarding the MSPP, see “Compensation Discussion and Analysis” above and the 2008 Grants of Plan-Based Awards Table (including notes 2, 5 and 6 thereto) beginning on page 35.

(2)	Based on 2008 year-end results, threshold levels of performance for operating income and free cash flow were not met and consequently no incentive bonus for 2008 was earned as disclosed in column (g). There was also no discretionary bonus payment for 2008 as disclosed in column (d).

(3)	Represents the compensation costs of RSUs, restricted stock and performance shares for financial reporting purposes for the year under SFAS 123(R). There can be no assurance that the SFAS 123(R) value will ever be realized. See Note 12 of the Company’s financial statements for 2008 for the assumptions made in determining SFAS 123(R) values. Beginning in 2006 when we adopted SFAS 123(R), for retirement eligible grantees, the first half of the annual (non-MSPP) RSU grants is expensed in the year of the grant and the second half is expensed over two years.

(4)	Represents the compensation costs of stock-settled SARs for financial reporting purposes for the year under SFAS 123(R). See Note 12 of the Company’s financial statements for 2008, for the assumptions made in determining SFAS 123(R) values. Beginning in 2006 when we adopted SFAS 123(R), for retirement eligible grantees, the entire amount is expensed in one year to the extent the award agreement provides for enhanced vesting upon retirement. There can be no assurance that the SFAS 123(R) values will ever be realized.

(5)	Represents the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the prior fiscal year’s audited financial statements to the respective measurement date for the covered fiscal year. For the Pension Plan (tax-qualified plan) this covers the period from September 30, 2007 to December 31, 2008; for the Pension Equalization Program and the ESSP this covers the period from December 31, 2007 through December 31, 2008. As previously disclosed, amounts reported for 2007 primarily consist of the increase resulting from the change in the measurement dates (and resulting 15-month measurement period) and present value calculation assumptions pertaining to the Pension Equalization Program and the ESSP. Effective December 31, 2006, we elected to freeze our tax-qualified U.S. salaried defined benefit pension plan and the related non-qualified benefit plans. In conjunction with this, we established a new defined contribution retirement plan (the Pension Savings Plan) for our salaried employees effective January 1, 2007 and began making qualified and non-qualified contributions under the plan beginning in 2007, which contributions for 2008 are described in note 6 below.

(6)	The amount shown in column (i) reflects for each Named Executive Officer (with those amounts in each category in excess of $10,000 specifically noted):

•  matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Retirement Savings Plan, Company contributions under the Pension Savings Plan (described below) and matching contributions under the ESSP (described in the narratives accompanying the “2008 Pension Benefits” table and the “2008 Nonqualified Deferred Compensation” table) as follows:

		ESSP/Pension
	Pension Savings	Savings Plan		Retirement Savings
	Plan Qualified	Nonqualified	ESSP Matching	Plan Matching
Name	Contribution	Contribution	Contribution	Contribution

Mr. Rossiter	$24,964	$562,467	$67,839	$5,536
Mr. Ninivaggi	$11,760	$74,960	$10,325	$775
Mr. Simoncini	$14,700	$50,263	$11,635	$5,536
Mr. Scott	$17,640	$65,696	$—	$5,536
Mr. Salvatore	$17,640	$64,793	$—	$5,536
Mr. Vandenberghe	$23,520	$268,100	$38,135	$3,875

• imputed income with respect to life insurance coverage (for all of our Named Executive Officers other than Mr. Vandenberghe);

• life insurance premiums paid by the Company, including $12,799 in premiums for Mr. Rossiter and $17,944 in premiums for Mr. Vandenberghe; and

•  a perquisite allowance provided by the Company that is equal to the greater of 7.5% of the executive’s base salary rate or $42,000, which amounted to allowances as follows: Mr. Rossiter, $93,750; Mr. Ninivaggi, $58,879; Mr. Simoncini, $46,328; Mr. Scott, $47,016; Mr. Salvatore, $47,016; and Mr. Vandenberghe, $28,905 (for January through May 2008).

(7)	For each Named Executive Officer, the percentage of total compensation in 2008 disclosed in column (j) that was attributable to base salary was as follows: Mr. Rossiter, 23.0%; Mr. Ninivaggi, 41.5%; Mr. Simoncini, 44.0%; Mr. Scott, 40.7%; Mr. Salvatore, 40.9%; and Mr. Vandenberghe, 14.8%. There were no bonus payments to the Named Executive Officers for 2008.

(8)	In addition to the items disclosed in note 5 above, the amount in column (i) includes the aggregate incremental cost of $61,290 for personal use of the corporate aircraft and an associated tax gross-up of $18,398. The value of the personal use of the corporate aircraft is calculated based on the incremental variable cost to the Company, including fuel, flight crew travel expenses, landing fees, ground transportation fees, catering, and other miscellaneous variable expenses. Fixed costs, which do not change based on usage, such as lease expense, insurance, and aviation management service fees, are excluded as the corporate aircraft is used predominantly for business purposes.

(9)	In addition to the items disclosed in note 6 above, the amount in column (i) includes leased vehicle transition fees of $2,934 and $801 for personal use of the corporate aircraft, including an associated tax gross-up.

(10)	In addition to the items disclosed in note 6 above, the amount in column (i) includes leased vehicle transition fees of $4,952 and an offset amount of $14,511 in net tax reimbursements paid by Mr. Simoncini to Lear related to a prior foreign assignment.

(11)	Includes 2008 payments of (i) $408,333 for services provided by Mr. Vandenberghe pursuant to his consulting agreement, (ii) $225,795 representing the accumulation value of an insurance policy purchased on Mr. Vandenberghe’s behalf pursuant to the Estate Preservation Plan, which policy was distributed to Mr. Vandenberghe after the Company withdrew sufficient cash value to repay its prior premium payments under the plan and (iii) $738 for leased vehicle transition fees.

Employment Agreements and Consulting Agreement

We have entered into employment agreements with each of our Named Executive Officers. The employment agreement with Mr. Rossiter has a fixed term ending on December 31, 2010 and contemplates that Mr. Rossiter will enter into a one-year consulting agreement with Lear thereafter. Unless terminated earlier pursuant to a written notice of termination provided by us or the executive, each employment agreement with our other Named Executive Officers remains in effect until the earlier of (i) the date two years after a written notice of non-renewal is provided by us or the executive or (ii) the date the executive reaches his normal retirement date under our retirement plan for salaried employees then in effect. Each employment agreement specifies the annual base salary for the executive, which may be increased at the discretion of the Compensation Committee. In addition, the employment agreements specify that the executives are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each Named Executive Officer is also eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. Under the employment agreements, the Company may generally reduce an executive’s base salary or bonus, defer payment of his compensation, or eliminate or modify his benefits, without enabling him to terminate for good reason (as defined in the employment agreement), so long as such changes are made for all executive officers of the Company; however, any such actions by the Company within one year after a change in control (as defined in the employment agreement) would give the executive a basis for termination for good reason.

Each executive who enters into an employment agreement has agreed to comply with certain confidentiality covenants both during employment and after termination. Each executive, other than Mr. Rossiter, also agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of termination unless he is terminated by us for cause, pursuant to a notice of non-renewal from us, or if he terminates employment for other than good reason, in which cases he agreed to comply with such covenants for one year after the date of termination. Mr. Rossiter agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of his termination for any reason or, if later, two years after the end of his consulting period. Upon any transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of each executive’s employment agreement.

On November 15, 2007, we entered into a one-year consulting agreement with Mr. Vandenberghe, which was effective upon his retirement from Lear on May 31, 2008. Under the terms of the consulting agreement, Mr. Vandenberghe receives cash compensation of $700,000 during the term of the Consulting Agreement and provides transition, consulting and other related services to Lear. The restrictive covenants from his prior employment agreement will continue to apply until two years after the end of the consulting period.

Lear Corporation Salaried Retirement Program

The Lear Corporation Salaried Retirement Program (“Retirement Program”) is comprised of two components: (i) the Retirement Savings Plan and (ii) the Pension Savings Plan. We established the Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for eligible employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to contribute, on a pre-tax basis, a portion of his eligible compensation in each year. Effective January 1, 2007, the Retirement Savings Plan generally provided for a Company matching provision of 25% or 50% on an employee’s contribution up to a maximum of 5%, of an employee’s eligible compensation, depending on years of service. In addition, the Retirement Savings Plan allows for discretionary Company matching contributions. Company matching contributions are initially invested in accordance with the Participant’s deferral contributions and can be transferred by the participant to other funds under the Retirement Savings Plan at any time. Matching contributions generally become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. The matching contributions were suspended effective July 1, 2008 and subsequently reinstated as of January 1, 2009.

Effective January 1, 2007, we established the Pension Savings Plan as a component of the Retirement Program. Under the Pension Savings Plan, we make contributions to each eligible employee’s Pension Savings Plan account based on the employee’s “points,” which are the sum total of the employee’s age and years of service as of January 1 of the plan year. Based on an employee’s points, we contribute: (i) from 3% to 8% of compensation up to the Social Security Taxable Wage Base and (ii) from 4.5% to 12% of compensation over the Social Security Taxable Wage Base. For the 2007 through 2011 plan years, we will make additional contributions on behalf of employees who have at least 70 points as of January 1 and who were eligible employees on December 31, 2006 as follows: (1) from 3.5% to 4% of compensation up to the Social Security Taxable Wage Base and (2) from 5.25% to 5.7% of compensation over the Social Security Taxable Wage Base. All Pension Savings Plan contributions are generally determined as of June 30th and December 31st of each calendar year (or, effective January 1, 2009, on the last day of each month), provided that the employee is actively employed on such date, and allocated as soon as administratively practicable thereafter. Contributions generally become vested under the Pension Savings Plan at a rate of 20% for each full year of service. The contributions to the Pension Savings Plan were suspended effective October 31, 2008 and subsequently reinstated as of January 1, 2009.

2008 Grants of Plan-Based Awards

The following table discloses the grants of plan-based awards to our Named Executive Officers in 2008. The approval date of each grant was the same as the grant date, except where specifically indicated in the table.

							All	All Other
							Other	Option
							Stock	Awards:		Grant
							Awards:	Number		Date
							Number	of	Exercise	Fair
							of	Securities	or Base	Value of
				Estimated Possible Payouts			Shares	Under-	Price of	Stock
				Under Non-Equity Incentive			of Stock	lying	Option	and
				Plan Awards			or Units	Options	Awards	Option
Name	Grant Date	Approval		Threshold	Target	Maximum	(#)	(#)	($/Sh)	Awards(1)
(a)	(b)	Date		(c)	(d)	(e)	(i)	(j)	(k)	(l)

Robert E. Rossiter	3/15/2008(2)	11/14/2007	(3)				11,406			$73,615
	3/20/2008(4)			$937,500	$1,875,000	$2,625,000
	9/12/2008(5)	8/06/2008						8,201	$14.55	$0	(5)
	9/12/2008(6)	8/06/2008						8,555	$14.55	$0	(6)
	11/06/2008(7)							125,000	$1.69	$91,250
Daniel A. Ninivaggi	3/15/2008(2)	11/14/2007	(3)				7,585			50,012
	3/20/2008(4)			$316,000	$632,000	$884,800
	9/12/2008(5)	8/06/2008						4,153	$14.55	$0	(5)
	9/12/2008(6)	8/06/2008						5,689	$14.55	$0	(6)
	11/06/2008(7)							80,000	$1.69	$58,400
Matthew J. Simoncini	3/15/2008(2)	11/14/2007	(3)				19,018			$151,057
	3/20/2008(4)			$224,000	$448,000	$627,200
	11/06/2008(7)							65,000	$1.69	$47,450
Raymond E. Scott	3/20/2008(4)			$224,000	$448,000	$627,200
	11/06/2008(7)							65,000	$1.69	$47,450
Louis R. Salvatore	3/20/2008(4)			$224,000	$448,000	$627,200
	11/06/2008(7)							65,000	$1.69	$47,450
James H. Vandenberghe	3/15/2008(2)	11/14/2007	(3)				7,398			$55,728
	05/07/2008(8)							50,000	$39.00	$83,500
	05/07/2008(8)							75,000	$41.83	$135,000

(1)	See Note 12 of the Company’s financial statements for 2008 for the assumptions made in determining SFAS 123(R) values.

(2)	Represents total RSUs awarded under the MSPP in 2008 based on deferral elections with respect to salary and bonus. The Grant Date Fair Value, however, reflects only the premium portion (as a result of the discounted unit price) awarded to each Named Executive Officer based on such officer’s deferral election, and is based on the average closing price of the underlying shares of common stock as of the last 5 trading days of 2007.

(3)	The Compensation Committee approved the 2008 MSPP Terms and Conditions at its meeting in November 2007.

(4)	The threshold, target and maximum amounts represent 50%, 100% and 140%, respectively, of the total bonus opportunity for each Named Executive Officer. The total bonus opportunity for the Named Executive Officers is based on a percentage of base salary, which was 150% for Mr. Rossiter, 80% for Mr. Ninivaggi, 70% for Mr. Simoncini, 70% for Mr. Scott and 70% for Mr. Salvatore. However, there was no bonus paid for 2008 performance as set forth in columns (d) and (g) of the 2008 Summary Compensation Table.

(5)	Represents cash-settled SARs granted in exchange for 2007 MSPP RSUs reallocated by the executives (2,734 by Mr. Rossiter and 1,384 by Mr. Ninivaggi) pursuant to an exchange offer, under amended MSPP terms approved by the Compensation Committee on August 6, 2008. No additional compensation expense was recognized in connection with the exchange of RSUs for SARs, and consequently, no additional grant date value for the SARs is reported.

(6)	Represents cash-settled SARs granted in exchange for 2008 MSPP RSUs reallocated by the executives (2,852 by Mr. Rossiter and 1,896 by Mr. Ninivaggi) pursuant to an exchange offer, under amended MSPP terms approved by the Compensation Committee on August 6, 2008. No additional compensation expense was recognized in connection with the exchange of RSUs for SARs, and consequently, no additional grant date value for the SARs is reported.

(7)	Represents stock-settled SARs awarded under the Long-Term Stock Incentive Plan.

(8)	Represents cash-settled SARs awarded under the Long-Term Stock Incentive Plan. Mr. Vandenberghe waived his rights to these SARs on October 31, 2008.

Annual Incentives

A summary description of the Company’s Annual Incentive Compensation Plan is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives” on page 22.

Restricted Stock Units

The Company’s equity-based awards to the Named Executive Officers for 2008 included RSUs granted under the MSPP based on deferral elections with respect to salary and bonus otherwise payable in 2008. The values of the RSU awards reported reflect the premium portions (as a result of the discounted unit price) awarded to each Named Executive Officer based on such officer’s deferral election, and such value is reported based on the average closing prices of our common stock on the last five trading days of 2008. RSUs are converted into shares of our common stock on a one-for-one basis, net of taxes, on the vesting date, which is generally three years from the date of grant. Delivery of shares is made at the time of vesting.

Holders of RSUs are entitled to dividend equivalents if and when cash dividends are declared and paid on our common stock. The dividend equivalents are calculated by multiplying the dividend amount by the number of RSUs held. The dividend equivalents are credited to an account established by the Company for bookkeeping purposes only and credited monthly with interest at an annual rate equal to the prime rate. Dividend equivalents vest in accordance with the vesting schedule of the RSUs to which they relate.

Stock Appreciation Rights

The Company’s equity-based awards to the Named Executive Officers for 2008 included (i) stock-settled SARs granted under the Long-Term Stock Incentive Plan and (ii) cash-settled SARs granted in exchange for MSPP restricted stock units reallocated by certain Named Executive Officers pursuant to an exchange offer by the Company in August 2008. The SARs entitle the executive, upon exercise, to receive shares of our common stock or cash, as applicable, equal to the aggregate difference between the grant price of each exercised SAR and the fair market value of one share of common stock on the date the SAR is exercised.

With respect to the stock-settled SARs granted under the Long-Term Stock Incentive Plan, the grant price was equal to the closing price of the Company common stock on the New York Stock Exchange on the grant date. The stock-settled SARs generally vest and become exercisable in two equal installments on May 1, 2009 and May 1, 2010, provided the recipient remains employed by the Company and certain other conditions are satisfied. The amount scheduled to become exercisable on May 1, 2010 may become exercisable on an accelerated basis as of the date that is the later of (i) the end of the first 10-consecutive trading day period beginning after the grant throughout which the Company’s closing stock price has equaled or exceeded an amount representing an increase of 100% from the grant price, or (ii) May 1, 2009. If a change in control (as defined in the Long-Term Stock Incentive Plan) of the Company occurs, the SARs will immediately vest in full. The stock-settled SARs will expire on May 1, 2012, unless earlier exercised or terminated following the executive’s termination of employment.

With respect to the cash-settled SARs received in exchange for MSPP restricted stock units, the grant price was equal to the closing price of the Company common stock on the New York Stock Exchange on the business day following the expiration of the exchange offer. The cash-settled SARs are scheduled to vest and become exercisable on the same date that the MSPP restricted stock units for which they were exchanged would have been distributed.

The SARs may become vested and exercisable on an accelerated basis as of the date that is the later of (i) the end of the first 10-consecutive trading day period beginning after the grant date throughout which the fair market value of a share of Company common stock has equaled or exceeded 150% of the grant price, or (ii) the six-month anniversary of the grant date. If a change in control (as defined in the Long-Term Stock Incentive Plan) of the Company occurs, the SARs held by an executive who was employed by the Company immediately before the change in control will immediately vest in full and will be exercisable until the expiration date. The cash-settled SARs will expire on the second anniversary of the scheduled vesting date.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock options, SARs, RSUs and performance shares as of December 31, 2008, for each Named Executive Officer.

							Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
	Option Awards								Plan	Or
				Equity					Awards:	Payout
				Incentive			Number		Number of	Value of
				Plan			of	Market	Unearned	Unearned
				Awards:			Shares	Value of	Shares,	Shares,
	Number of	Number of		Number of			or Units	Shares or	Units or	Units or
	Securities	Securities		Securities			of Stock	Units of	Other	Other
	Underlying	Underlying		Underlying			That	Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised			Have	That	That	That
	Options	Options		Unearned	Option	Option	Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	Price	Date	(#)(6)	(7)	(#)(8)	(9)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert E. Rossiter	81,250	0		N/A	$35.93	5/3/2011	104,986	$194,780	18,556	$26,164
	0	8,201	(1)		$14.55	3/14/2012
	0	125,000	(2)		$1.69	5/1/2012
	125,000	0			$41.83	6/14/2012
	151,875	0			$27.74	11/10/2012
	0	8,555	(3)		$14.55	3/14/2013
	0	70,875	(4)		$31.32	11/9/2013
	0	89,625	(5)		$33.75	11/14/2014
Daniel A. Ninivaggi	0	4,152	(1)	N/A	$14.55	3/14/2012	34,905	$60,021	5,904	$8,325
	0	80,000	(2)		$1.69	5/1/2012
	35,500	0			$27.74	11/10/2012
	0	5,689	(3)		$14.55	3/14/2013
	0	30,450	(4)		$31.32	11/9/2013
	0	36,264	(5)		$33.75	11/14/2014
Matthew J. Simoncini	0	65,000	(2)	N/A	$1.69	5/1/2012	41,458	$63,831	3,374	$4,757
	7,500	0			$41.83	6/14/2012
	14,070	0			$27.53	12/2/2012
	0	18,900	(4)		$31.32	11/9/2013
	0	30,561	(5)		$33.75	11/14/2014
Raymond E. Scott	0	65,000	(2)	N/A	$1.69	5/1/2012	28,805	$50,773	4,218	$5,947
	25,000	0			$41.83	6/14/2012
	40,500	0			$27.74	11/10/2012
	0	18,900	(4)		$31.32	11/9/2013
	0	27,225	(5)		$33.75	11/14/2014
Louis R. Salvatore	0	65,000	(2)	N/A	$1.69	5/1/2012	25,711	$46,873	3,880	$5,471
	30,000	0			$41.83	6/14/2012
	40,500	0			$27.74	11/10/2012
	0	18,900	(4)		$31.32	11/9/2013
	0	27,225	(5)		$33.75	11/14/2014
James H. Vandenberghe	84,375	0		N/A	$27.74	6/30/2009	0	$0	3,684	$5,194
	39,375	0			$31.32	6/30/2009

(1)	SARs granted under the MSPP that vest on March 14, 2010.

(2)	SARs that vest 50% on May 1, 2009 and the remaining 50% on May 1, 2010.

(3)	SARs granted under the MSPP that vest on March 14, 2011.

(4)	SARs that vest on November 9, 2009.

(5)	SARs that vest on November 14, 2010.

(6)	The figures in column (g) include RSU awards granted under the MSPP and RSUs granted under the Long-Term Stock Incentive Plan (LTSIP) as follows:

	MSPP	MSPP	MSPP	LTSIP		LTSIP	LTSIP	LTSIP	LTSIP
	RSUs	RSUs	RSUs	RSUs		RSUs	RSUs	RSUs	RSUs
	Vesting	Vesting	Vesting	Vesting		Vesting	Vesting	Vesting	Vesting
	on	on	on	on		on	on	on	on
	3/14/09	3/14/10	3/14/11	11/10/09		11/11/09	11/14/09	11/9/10	11/14/11

Mr. Rossiter	15,606	8,201	8,555	8,437		22,500	14,937	11,813	14,937
Mr. Ninivaggi	551	4,152	5,689	2,250		5,100	6,044	5,075	6,044
Mr. Simoncini	—	5,422	19,018	1,155	*	2,525	5,094	3,150	5,094
Mr. Scott	2,031	7,548	—	2,250		4,750	4,538	3,150	4,538
Mr. Salvatore	—	6,235	—	2,250		5,000	4,538	3,150	4,538
Mr. Vandenberghe	—	—	—	—		—	—	—	—

*	For Mr. Simoncini, these RSUs vest on December 2, 2009.

In addition, Messrs. Rossiter and Vandenberghe are each entitled to receive two years’ vesting acceleration of their LTSIP restricted stock units upon retirement because they are over age 55 with ten years of service.

(7)	The total values in column (h) equal the total number of units held by each Named Executive Officer multiplied by the market price of Company common stock at the close of the last trading day in 2008, which was $1.41 per share plus the following dividend equivalents:

	LTSIP RSUs		LTSIP RSUs
	Vesting on		Vesting on	Total Dividend
	11/10/09		11/11/09	Equivalents

Mr. Rossiter	$5,206		$41,544	$46,750
Mr. Ninivaggi	$1,388		$9,417	$10,805
Mr. Simoncini	$713	*	$4,662	$5,375
Mr. Scott	$1,388		$8,770	$10,158
Mr. Salvatore	$1,388		$9,232	$10,620
Mr. Vandenberghe	$0		$0	$0

*	For Mr. Simoncini, these RSUs and accompanying dividend equivalents vest on December 2, 2009.

(8)	The figures in column (i) represent performance shares for the 2007-2009 performance period awarded under the LTSIP.

(9)	The total values in column (j) equal the total number of shares held by each Named Executive Officer multiplied by the market price of Company common stock at the close of the last trading day in 2008, which was $1.41 per share.

2008 Option Exercises and Stock Vested

The following table sets forth certain information regarding options that were exercised and stock-based awards that vested during 2008 for our Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value	Shares Acquired	Value
	on Exercise	Realized on	on Vesting	Realized on
Name	(#)	Exercise	(#)	Vesting
(a)	(b)	(c)	(d)	(e)

Robert E. Rossiter	—	—	24,014(1)	$631,651(1)
			22,500(2)	$98,911(2)
			11,813(3)	$23,390(3)
			14,565(4)	$11,215(4)
Daniel A. Ninivaggi	—	—	1,379(1)	$36,277(1)
			5,100(2)	$22,420(2)
			5,075(3)	$10,049(3)
			3,310(4)	$2,549(4)
Matthew J. Simoncini	—	—	2,618(1)	$68,875(1)
			1,400(2)	$6,154(2)
			3,150(3)	$6,237(3)
			2,184(4)	$1,682(4)
Raymond E. Scott	—	—	4,486(1)	$118,005(1)
			4,560(2)	$20,046(2)
			3,150(3)	$6,237(3)
			3,045(4)	$2,345(4)
Louis R. Salvatore	—	—	5,054(1)	$132,943(1)
			4,860(2)	$21,365(2)
			3,150(3)	$6,237(3)
			3,045(4)	$2,345(4)
James H. Vandenberghe	—	—	17,582(1)	$462,469(1)
			4,933(4)	$3,798(4)
			26,374(5)	$49,056(5)
			51,540(6)	$158,306(6)

(1)	Vesting of RSUs under the MSPP on March 14, 2008. Value realized on vesting includes dividend equivalents as follows: Mr. Rossiter, $28,656; Mr. Ninivaggi, $1,646; Mr. Simoncini, $3,125; Mr. Scott, $5,354; Mr. Salvatore, $6,031; and Mr. Vandenberghe, $20,981.

(2)	Vesting of a portion of the RSUs granted under the Long-Term Stock Incentive Plan on November 13, 2003. Value realized on vesting includes dividend equivalents as follows: Mr. Rossiter, $65,386; Mr. Ninivaggi, $14,821; Mr. Simoncini, $4,068; Mr. Scott, $13,252; and Mr. Salvatore, $14,123.

(3)	Vesting of a portion of the RSUs granted under the Long-Term Stock Incentive Plan on November 9, 2006.

(4)	Represents vesting of LTSIP performance shares for the three-year performance period ended December 31, 2008, which were distributed in the form of shares of common stock on February 12, 2009 at 75% of the target level based on performance achieved during the performance period.

(5)	Represents RSU awards under the MSPP of 13,124 RSUs, 5,852 RSUs and 7,398 RSUs, each of which vested upon Mr. Vandenberghe’s retirement on May 31, 2008, but were held until December 1, 2008, pursuant to the requirements of Section 409A of the Internal Revenue Code. The value shown is as of December 1, 2008, based on the closing price per share of common stock of $1.86.

(6)	Represents RSUs granted under the Long-Term Stock Incentive Plan on November 13, 2003; November 11, 2004; November 10, 2005; November 9, 2006 and November 14, 2007, each of which received accelerated vesting upon Mr. Vandenberghe’s retirement on May 31, 2008, but were held until December 1, 2008, pursuant to the requirements of Section 409A of the Internal Revenue Code. The value shown is as of December 1, 2008, and includes total dividend equivalents of $62,442.

2008 Pension Benefits

		Number		Present	Payments
		of Years		Value of	During
		Credited		Accumulated	Last Fiscal
		Service		Benefit	Year
Name	Plan name(s)	(#)		(1)	(2)
(a)	(b)	(c)		(d)	(e)

Robert E. Rossiter	Pension Plan (tax-qualified plan)	35.6	(3)	$693,109	$0
	Pension Equalization Program	35.6	(3)	$4,064,889	$2,856,242
	Executive Supplemental Savings Plan	35.6	(3)	$3,681,852	$2,587,097
Daniel A. Ninivaggi(4)	Pension Plan (tax-qualified plan)	3.5		$33,175	$0
	Pension Equalization Program	3.5		$90,042	$0
	Executive Supplemental Savings Plan	3.5		$10,923	$0
Matthew J. Simoncini(4)	Pension Plan (tax-qualified plan)	7.7		$87,197	$0
	Pension Equalization Program	7.7		$47,645	$0
	Executive Supplemental Savings Plan	7.7		$53,247	$0
Raymond E. Scott(4)	Pension Plan (tax-qualified plan)	18.4		$164,211	$0
	Pension Equalization Program	18.4		$248,667	$0
	Executive Supplemental Savings Plan	18.4		$161,244	$0
Louis R. Salvatore(4)	Pension Plan (tax-qualified plan)	10.3		$158,714	$0
	Pension Equalization Program	10.3		$315,486	$0
	Executive Supplemental Savings Plan	10.3		$143,394	$0
James H. Vandenberghe	Pension Plan (tax-qualified plan)	34.0		$0	$767,680
	Pension Equalization Program	34.0		$0	$4,023,853
	Executive Supplemental Savings Plan	34.0		$0	$2,922,298

(1)	The present value of accumulated benefit under the Pension Plan (tax-qualified plan) for each Named Executive Officer is based on post-commencement valuation mortality and commencement of benefits at age 65, with an assumed discount rate applicable to a December 31, 2008 measurement of 5.75%, as used for financial accounting purposes. The present value of accumulated benefit under the Pension Equalization Program and the ESSP for each Named Executive Officer is based on payment of benefits in accordance with such plans (as described in “—Pension Equalization Program” beginning on page 42 and “—Executive Supplemental Savings Plan” beginning on page 43), with an assumed discount rate applicable to a December 31, 2008 measurement of 5.50%, as used for financial accounting purposes.

(2)	Represents amounts (i) distributed to an annuity for Mr. Rossiter in accordance with the terms of the wind-down of the Pension Equalization Plan and the Executive Supplemental Savings Plan Pension Make-up Account described below and (ii) distributed to Mr. Vandenberghe in connection with his retirement, including a lump sum payment from the Pension Plan as noted in the table above.

(3)	Credited service is limited to 35 years for all purposes under the Pension Plan, the Pension Equalization Program and the Executive Supplemental Savings Plan Pension Make-up Account.

(4)	Messrs. Ninivaggi, Simoncini and Salvatore are fully vested in their Pension Plan benefits. However, they are not vested in the Pension Equalization Program or the Executive Supplemental Savings Plan Pension Make-up Account, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

Qualified Pension Plan

The Named Executive Officers (as well as other eligible employees) participate in the Lear Corporation Pension Plan, which has been frozen as to any new benefits as of December 31, 2006. The Pension Plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee became a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements and other considerations.

The Pension Plan contains multiple benefit formulas. Under the principal formula, which applies to all Named Executive Officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.

Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

Credited service under the Pension Plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the Pension Plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the Pension Plan become vested once the participant accrues five years of vesting service under the plan. Service performed after December 31, 2006 will continue to count towards vesting credit even though no additional benefits will accrue under the plan after that date.

Pension Equalization Program

The Pension Equalization Program, which has been frozen as to any new benefits as of December 31, 2006, provides benefits in addition to the Pension Plan. The Pension Plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The Pension Equalization Program is intended to supplement the benefits under the Pension Plan for certain highly paid executives whose Pension Plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Program benefit equals the difference between the executive’s actual vested accrued Pension Plan benefit and the Pension Plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered cash compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Program. Each of the Named Executive Officers participated in the Pension Equalization Program. The benefits under the Pension Equalization Program become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service. Vesting service will continue to accrue after December 31, 2006.

On December 18, 2007, the Pension Equalization Program was amended to provide for its termination and the wind down of the Company’s obligations pursuant thereto. All distributions will be completed within five years after the last participant vests or turns age 60, whichever is later. For an active participant who is eligible to receive benefits, amounts that would otherwise be payable will be used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until the participant retires or otherwise terminates employment with the Company.

Executive Supplemental Savings Plan

In addition to the Pension Plan and the Pension Equalization Program, we have established the Lear Corporation Executive Supplemental Savings Plan. As described in “Compensation Discussion and Analysis — Retirement Plan Benefits” beginning on page 27, in November 2008, the Company amended the ESSP to effectively terminate certain portions of the plan. This amendment (i) terminated future elective deferrals of salary and bonus as well as Company matching contributions, (ii) voided deferral elections made in 2007 with respect to bonuses payable in 2009, and (iii) provides for the distribution of participants’ balances of all elective and Company matching contributions in a lump sum. Participants with balances of less than $50,000 received a distribution in January 2009. Each participant with a balance exceeding $50,000 received a distribution in January 2009 if they agreed to a 10% reduction in the amount to which such participant would otherwise be entitled, and if a participant chose not to agree to the reduction, such participant would receive a distribution of the unreduced amount in January 2010. This amendment also renamed the Executive Supplemental Savings Plan as the Lear Corporation PSP Excess Plan.

The ESSP has both defined benefit and defined contribution elements. The defined benefit element has been quantified and described in the 2008 Pension Benefits table and in the narrative below. The 2008 Nonqualified Deferred Compensation table below identifies the defined contribution components of the ESSP.

Defined Benefit Element

The ESSP provides retirement benefits that would have been accrued through December 31, 2006 under the Pension Plan and/or the Pension Equalization Program if the participant had not elected to defer compensation under the plan or the MSPP (through a Pension Make-up Account). Participants become vested in the benefits under the Pension Make-up Account that are based on Pension Plan benefits (attributable to compensation up to the Internal Revenue Code compensation limits) after three years of vesting service. Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program (benefits based on compensation in excess of the Internal Revenue Code compensation limits) until they meet the vesting requirements of that program, as described above. On December 18, 2007, the Pension Make-up Account portion of the ESSP was also amended to provide for its termination and wind down in the same manner as the Pension Equalization Program described above.

Defined Contribution Element

In 2008, the defined contribution components of the ESSP generally provided the following benefits:

•	Provided participants with the opportunity to make elective deferrals of compensation that could not be made under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan;

•	Provided a benefit for the amount of matching contributions that would have been made on behalf of a participant had the amounts contributed to the ESSP been contributed to the Retirement Savings Plan (“Savings Make-up Account”);

•	Provided a benefit for the amount of matching contributions that would have been made on behalf of a participant had the participant’s deferred compensation under the MSPP been contributed to the Retirement Savings Plan (“MSPP Make-up Account”);

•	Provided a defined contribution benefit of an amount that the participant would have received under the Pension Savings Plan but could not due to Internal Revenue Code limits applicable to the Pension Savings Plan; and

•	Provided a defined contribution benefit that would have accrued under the Pension Savings Plan if the participant had not elected to defer compensation under the ESSP and/or the MSPP.

Participants are always vested in amounts they elect to defer under the ESSP and they generally become vested in the other benefits under the ESSP after three years of vesting service (as defined in the Retirement Program). Distributions of the excess Pension Savings Plan contributions are made in a lump sum in the calendar year following the year of the participant’s termination of employment. Plan earnings under the excess Pension Savings Plan are tied to rates of return on investments available under the qualified Pension Savings Plan as directed by plan participants.

2008 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last	Distributions	Last FYE
Name	(1)	(2)	FY	(3)	(4)
(a)	(b)	(c)	(d)	(e)	(f)

Robert E. Rossiter	$115,500	$630,306	$(89,275)	$956,835	$1,725,725
Daniel A. Ninivaggi	$—	$85,285	$(23,514)	$34,329	$130,599
Matthew J. Simoncini	$30,583	$61,898	$(10,544)	$19,699	$141,355
Raymond E. Scott	$—	$65,696	$(8,898)	$—	$269,308
Louis R. Salvatore	$—	$64,793	$(8,557)	$249,835	$236,120
James H. Vandenberghe	$87,875	$306,235	$(81,769)	$895,363	$994,684

(1)	Amounts are included in columns (c), (d) or (g), as applicable, of the 2008 Summary Compensation Table.

(2)	Amounts are included in column (i) of the 2008 Summary Compensation Table.

(3)	Represents payments of amounts under the ESSP pursuant to distribution elections made in 2006.

(4)	Consists of (i) PSP non-qualified account balances as follows — Mr. Rossiter, $747,781, Mr. Ninivaggi, $100,460, Mr. Simoncini, $63,662, Mr. Scott, $81,407, Mr. Salvatore, $84,438, and Mr. Vandenberghe, $373,170, and (ii) executive deferral and Company match account balances as follows — Mr. Rossiter, $977,944, Mr. Ninivaggi, $30,139, Mr. Simoncini, $77,693, Mr. Scott, $187,901, Mr. Salvatore, $151,682, and Mr. Vandenberghe, $621,514. Pursuant to the terms disclosed above, the amounts attributable to the executive deferrals and matching account balances were distributed to the Named Executive Officers in January 2009, subject to the 10% reduction for balances greater than $50,000.

Executive Supplemental Savings Plan

The defined contribution element of the ESSP is described in the narrative accompanying the 2008 Pension Benefits table above and is quantified in the 2008 Nonqualified Deferred Compensation table.

Potential Payments Upon Termination or Change in Control

The table below shows estimates of the compensation payable to each of our Named Executive Officers upon termination of employment with the Company. The amount each executive will actually receive depends on the circumstances surrounding his termination of employment. The amount payable is shown for each of six categories of termination triggers. All amounts are calculated as if the executive terminated effective December 31, 2008 (except with respect to Mr. Vandenberghe, who retired effective May 31, 2008). The actual amounts due to any one of the other Named Executive Officers on his termination of employment can only be determined at the time of his termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.

Accrued amounts (other than pension vesting enhancement as noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the 2008 Pension Benefits table on page 41 and the 2008 Nonqualified Deferred Compensation table on page 44. Vested stock options and SARs are also excluded from this table. For these amounts, see the 2008 Outstanding Equity Awards at Fiscal Year-End table on page 38.

		Pension		Accelerated
		Vesting	Continuation of	Vesting or
	Cash Severance	Enhancement	Medical/Welfare	Payout of		Excise Tax	Total
Named Executive	(Base &	(Present	Benefits (Present	Equity		Gross-	Termination
Officer	Bonus)(1)	Value)(2)	Value)(3)	Awards(4)		Up(5)	Benefits

Robert E. Rossiter
• Involuntary Termination (or for Good Reason) With Change in Control	$7,120,000	$0	$3,939,249	$880,140		$0	$11,939,389
• Involuntary Termination (or for Good Reason)	$7,120,000	$0	$45,232	$335,431		N/A	$7,500,663
• Retirement(6)	$0	$0	$0	$319,197		N/A	$319,197
• Voluntary Termination (or for Cause)	$0	$0	$0	$45,632	(7)	N/A	$45,632
• Disability	$2,500,000	$0	$0	$340,258		N/A	$2,840,258
• Death	$0	$0	$0	$340,258		N/A	$340,258
Daniel A. Ninivaggi
• Involuntary Termination (or for Good Reason) With Change in Control	$3,232,000	$0	$17,051	$352,861		$1,320,157	$4,922,069
• Involuntary Termination (or for Good Reason)	$3,232,000	$0	$17,051	$123,545		N/A	$3,372,596
• Retirement(6)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$22,775	(7)	N/A	$22,775
• Disability	$1,580,000	$0	$0	$125,499		N/A	$1,705,499
• Death	$0	$100,965	$0	$125,499		N/A	$226,464
Matthew J. Simoncini
• Involuntary Termination (or for Good Reason) With Change in Control	$2,157,000	$0	$17,711	$263,351		$886,943	$3,325,005
• Involuntary Termination (or for Good Reason)	$2,157,000	$0	$17,711	$109,016		N/A	$2,283,727
• Retirement(6)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$34,461	(7)	N/A	$34,461
• Disability	$1,280,000	$0	$0	$110,663		N/A	$1,390,663
• Death	$0	$100,892	$0	$110,663		N/A	$211,555
Raymond E. Scott
• Involuntary Termination (or for Good Reason) With Change in Control	$2,162,000	$0	$17,051	$241,965		$0	$2,421,016
• Involuntary Termination (or for Good Reason)	$2,162,000	$0	$17,051	$92,171		N/A	$2,271,222
• Retirement(6)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$13,509	(7)	N/A	$13,509
• Disability	$1,280,000	$0	$0	$93,637		N/A	$1,373,637
• Death	$0	$0	$0	$93,637		N/A	$93,637
Louis R. Salvatore
• Involuntary Termination (or for Good Reason) With Change in Control	$2,141,924	$458,880	$267,998	$237,743		$0	$3,106,545
• Involuntary Termination (or for Good Reason)	$2,141,924	$458,880	$19,117	$87,949		N/A	$2,707,870
• Retirement(6)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$8,792	(7)	N/A	$8,792
• Disability	$1,280,000	$0	$0	$89,415		N/A	$1,369,415
• Death	$0	$458,880	$0	$89,415		N/A	$548,295
James H. Vandenberghe
• Retirement	$0	$0	$0	$214,213		N/A	$214,213

(1)	Cash severance is paid in semi-monthly installments, without interest, through the severance period (which is generally two years), except that the installments otherwise payable in the first six months are paid in a lump sum on the date that is six months after the date of termination, consistent with the requirements of Section 409A of the Internal Revenue Code. In addition to the amounts shown in the table, the executive will receive any accrued salary, bonus (including a prorated bonus based on actual performance in the event of death or termination without cause or for good reason or, in the event of termination upon disability, a full bonus for the year based on actual performance) and all other amounts to which he is entitled under the terms of any compensation or benefit plans of the Company upon termination for any reason.

(2)	Additional vesting credit is given during the severance period. Since Messrs. Rossiter, Scott and Vandenberghe are fully vested in their pension benefits, the vesting credit only affects the pension benefits of (i) Mr. Salvatore, with respect to benefits in connection with a change in control or involuntary termination and with respect to death benefits, and (ii) Messrs. Ninivaggi and Simoncini, with respect to death benefits.

(3)	Consists of continuation of health insurance, life insurance premium and imputed income amounts. Also includes the required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, which is as follows: Mr. Rossiter, $3,894,017 and Mr. Salvatore, $248,881. The Estate Preservation Plan provides for life insurance coverage payable following either the death of a participating executive or both the executive and his spouse, depending on the form of coverage. Upon the death of the executive (if a single life policy) or the second death of the insureds (if a dual life policy), the promised death benefit is provided, and any remaining economic value under the policy is paid to the Company. Messrs. Ninivaggi, Scott and Simoncini do not participate in the Estate Preservation Plan.

(4)	Represents (i) accelerated vesting of RSUs (including related dividend equivalents), cash-settled performance units and performance shares, and (ii) accelerated payout of MSPP accounts (RSUs (including related dividend equivalents) credited based on salary and bonus deferrals). SARs are also subject to accelerated vesting but would have had no intrinsic value as of December 31, 2008 because the grant prices of the SARs were greater than the December 31, 2008 closing price of the Company’s common stock. Payments under any of the plans of the Company that are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code are delayed by six months to the extent required by such provision. Accelerated portions of the RSUs and performance shares are valued based on the December 31, 2008 closing price of the Company’s common stock (except with respect to Mr. Vandenberghe’s amounts that are valued based on the closing price per share of common stock of $1.86 on December 1, 2008, the date his equity awards were distributed after the 6-month delay required by Section 409A following his May 31, 2008 retirement).

(5)	The Company has agreed to reimburse each executive for any excise taxes he is subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes. Such calculations were determined using conservative assumptions without taking into account any reductions in parachute payments attributable to reasonable compensation payable before or after a change in control. The Company could rebut the presumption required under applicable regulations that the equity and incentive awards granted in 2008 were contingent upon a change in control. In addition, although the non-compete obligations in the employment agreements would have value associated with them, no value was assigned to them in determining the amount of excise tax gross-up.

(6)	The Company does not provide for enhanced early retirement benefits under its pension programs. As of December 31, 2008 only Mr. Rossiter was retirement-eligible.

(7)	Amounts attributable to the return of amounts deferred by the executive under the MSPP, as adjusted by the terms of the plan, based on a common stock price of $1.41 on December 31, 2008.

Payments and benefits to a Named Executive Officer upon termination or a change in control of the Company are determined according to the terms of his employment agreement and equity or incentive awards and the Company’s compensation and incentive plans. The severance benefit payments set forth in the table and discussed below are generally available to the eleven officers, including the Named Executive Officers, who currently have employment agreements with the Company. The amounts due to an executive upon his termination of employment depend largely on the circumstances of his termination, as described below.

Change in Control

The employment agreements do not provide benefits solely upon a change in control, but the Long-Term Stock Incentive Plan provides for accelerated vesting or payout of equity awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•	Stock options and SARs become immediately exercisable and remain so throughout their entire term.

•	Restrictions on RSUs lapse.

•	A pro rata number of performance shares and performance units vest and pay out as of the date of the change in control. The amount is determined based on the length of time in the performance period that elapsed prior to the effective date of the change in control, assuming achievement of all relevant performance objectives at target levels. If the Compensation Committee determines that actual achievements are higher than target at the time of the change in control, the prorated payouts will be increased by extrapolating actual performance to the end of the performance period.

Upon a change in control, without termination, based on unvested awards outstanding as of December 31, 2008, the value of the accelerated vesting or payout for each of the Named Executive Officers is as follows: Mr. Rossiter, $880,140; Mr. Ninivaggi, $352,861; Mr. Simoncini, $263,351; Mr. Scott, $241,965; and Mr. Salvatore, $237,743. Of these amounts, the following portions are attributable to early payout of MSPP accounts, including amounts that were credited based on each executive’s salary and bonus deferrals: Mr. Rossiter, $45,632; Mr. Ninivaggi, $22,775; Mr. Simoncini, $34,461; Mr. Scott, $13,509; and Mr. Salvatore, $8,792.

In addition, upon a change in control, the Company’s obligation to maintain each executive’s life insurance coverage under the Lear Corporation Estate Preservation Plan becomes irrevocable and the executives are no longer required to pay premiums. The Company is also then required to fund an irrevocable “rabbi” trust to pay all projected premiums. The required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, are as follows: Mr. Rossiter, $3,894,017 and Mr. Salvatore, $248,881. Messrs. Ninivaggi, Scott, and Simoncini do not participate in the Estate Preservation Plan. As described in the table above, Mr. Salvatore would receive an additional pension vesting credit valued at $458,880.

Under the Long-Term Stock Incentive Plan, subject to the exception stated below, a “change in control” will be deemed to have occurred as of the first day any one or more of the following paragraphs are satisfied:

(i) Any person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty percent (twenty-five percent for awards granted on or after November 1, 2006) of the combined voting power of the Company’s then outstanding securities.

(ii) During any period of twenty-six consecutive months beginning on or after May 3, 2001, individuals who at the beginning of the period constituted the Board of Directors of the Company cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board of Directors. For this purpose, any new director whose election by the Board of Directors, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office, and who either were directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a director at the beginning of any twenty-six month period under consideration.

(iii) The stockholders of the Company approve: (a) a plan of complete liquidation or dissolution of the Company; or (b) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (c) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (seventy-five percent for awards granted on or after November 1, 2006) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Even if one of the foregoing paragraphs is satisfied, however, there is no change in control unless or until it would be treated as such under Section 409A of the Internal Revenue Code to the extent such provision applies.

Payments Made Upon Involuntary Termination (or for “Good Reason”) With a Change in Control

An executive whose employment is involuntarily terminated without cause upon a change in control is entitled to the amounts he would receive upon the occurrence of either event, an involuntary termination (described below) or a change in control (described above). In addition, the Company will reimburse each executive for any excise taxes he becomes subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes.

Payments Made Upon Involuntary Termination (or for “Good Reason”)

Upon termination of employment by the executive for good reason (described below) or by the Company other than for cause or incapacity (each as defined in the employment agreement), the executive will receive base salary (at the higher of the rate in effect upon termination or the rate in effect 90 days prior to termination) through the date of termination, plus all other amounts owed under any compensation or benefit plans, including a bonus prorated for the portion of the performance period occurring prior to the date of termination. If the executive executes a release relating to his employment, he will also receive payments for a two-year severance period (one-year severance period in the event no release is executed) after the termination date equal to the sum of the base salary (at the highest rate received during the term of the agreement) and aggregate bonus he would have received for the same period (based on the highest annual bonus received during the period of two calendar years preceding the termination). In addition to the foregoing, (i) all outstanding equity-based awards and other benefits that are subject to time-based vesting criteria will continue to vest during the severance period and, following the conclusion of the severance period, remaining unvested awards and other benefits will vest on a pro rata basis, and (ii) all benefits that vest under compensation and benefit plans based on the satisfaction of specific performance measures will be paid to the executive after the end of the performance period on a pro rata basis, if and to the extent all relevant performance targets are actually achieved.

The RSUs that are not vested at the end of the severance period will become vested on a pro rata basis at that time. Stock options and SARs that would vest during the severance period vest in full immediately upon termination, stock options and SARs that would not otherwise vest by the end of the severance period vest on a prorated basis immediately upon termination, and become exercisable for 13 months following the date of termination (but not later than the date the stock option or SAR would otherwise expire). The executive will be entitled to receive payout with respect to his performance shares and performance units at the end of the cycle on a pro rata basis determined with reference to the number of full months of employment completed prior to termination.

For purposes of triggering the foregoing severance payments, the employment agreements define the term “good reason” as any of the following circumstances or events:

(i) Any reduction by the Company in the executive’s base salary or adverse change in the manner of computing his bonus, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company.

(ii) The failure by the Company to pay or provide to the executive any amounts of base salary or bonus or any benefits that are due to him pursuant to the terms of the employment agreement, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to him any portion of an installment of deferred compensation due under any deferred compensation program of the Company.

(iii) Except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide the executive with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which he was participating on the date the employment agreement was signed.

(iv) Any material breach of the employment agreement by the Company.

(v) Following a change in control, transfer of the executive’s principal place of employment to a location fifty or more miles from its location immediately preceding the transfer.

In addition, for Messrs. Rossiter and Ninivaggi, the definition of “good reason” also includes a material adverse change in the executive’s responsibilities, position, reporting relationships, authority, or duties, except on a temporary basis while the executive is incapacitated.

The language in paragraphs (i) through (iii) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company do not, however, apply to circumstances or events occurring in anticipation of, or within one year after, a change in control, as defined in the employment agreement. The definition of change in control is generally the same as the definition above, except that the relevant ownership percentage in paragraph (i) remains twenty percent, and the relevant voting power in paragraph (iii) remains eighty percent, even after November 1, 2006 and there is no exception for circumstances or events that are not treated as a change in control under Section 409A of the Internal Revenue Code.

In order for an executive to be treated as having good reason for his termination, he must provide a notice of termination to the Company within sixty days of the date he knew or should have known of the circumstances or events giving rise to the good reason. In addition, if the Company corrects the situation or the executive gives express written consent to it, he will not have good reason for termination.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates and whether he elected to exchange any of the RSUs granted under the MSPP for cash in a deferred cash account or for cash-settled SARs, pursuant to the exchange offer made by the Company in August 2008. If the termination is before March 15 of the first year of the period, any base salary he earned prior to his termination and elected to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the sum of the following with respect to his RSUs:

(a) shares for a pro rata amount of the RSUs in his MSPP account, based on the portion of the three-year restriction period he was actually employed by the Company, and

(b) with respect to the remaining RSUs in his MSPP account, the lesser of the number of shares attributable to his actual deferred salary and bonus (based on the closing stock price on the date of termination), or the RSUs in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

If the executive exchanged a portion of his MSPP restricted stock units for cash in a deferred cash account, he will receive a payout equal to the entire balance of the account six months after his termination of employment.

If the executive exchanged a portion of his MSPP restricted stock units for cash-settled SARs, the vesting and exercise period of those SARs will depend on the timing of his termination of employment. If the executive terminates before the SARs vest, he will be deemed fully vested and will be able to exercise the SARs until the second anniversary of his termination date. If he terminates employment after the SARs vest, they will be exercisable until the end of the term.

Payments Made Upon Retirement

The employment agreements do not distinguish between retirement and voluntary termination for other reasons, but under the Long-Term Stock Incentive Plan, an executive who retires with 10 or more years of service and who is age 55 or older (age 62 or older with respect to stock options) when he terminates is entitled to additional vesting credit. The executive will be entitled to receive the shares underlying the RSUs that would have vested if the date of termination had been 24 months later than it actually was. All of his stock options will immediately vest and his SARs granted before 2008 will immediately vest to the extent they would have vested if the date of termination had been 24 months later than it actually was (stock-settled SARs granted in 2008 will not be subject to the additional vesting). The executive’s vested stock options and SARs will become exercisable for 13 months following date of termination (but not later than the date the stock options or SARs would otherwise expire). With respect to the performance shares and performance units, the executive will be entitled to receive payout at the end of the relevant cycle on a pro rata basis (based on the number of full months of the performance period he completed prior to termination).

The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates and whether he elected to participate in the MSPP exchange offer. If the termination is before March 15 of the first year of the period, any base salary he earns prior to his termination and elects to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the RSUs in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

If the executive exchanged a portion of his MSPP restricted stock units for cash in a deferred cash account, he will receive a payout equal to the entire balance of the account six months after his retirement.

If the executive exchanged a portion of his MSPP restricted stock units for cash-settled SARs and he retires after age 55 and with 10 or more years of vesting service (as defined in the Pension Plan), the vesting and exercise period of those SARs will depend on the timing of his retirement. If the executive retires before the SARs vest, he will be deemed fully vested and will be able to exercise the SARs until the second anniversary of his retirement date. If he retires after the SARs vest, they will be exercisable until the end of the term.

Payments Made Upon Voluntary Termination (or for “Cause”)

An executive who voluntarily resigns or whose employment is terminated by the Company for cause (as defined in the employment agreement) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination. If an executive terminates voluntarily and has not completed 10 or more years of service and attained age 55 or older, he will be entitled to receive all of the shares underlying his vested RSUs, but all unvested RSUs (other than under the MSPP, as described below) will be forfeited. He will also have 30 days to exercise any vested SAR (60 days for stock-settled SARs granted in 2008), but will immediately forfeit the right to exercise any stock option, whether or not vested. The executive will not be entitled to receive any payout with respect to his performance shares or performance units unless he has been continuously employed until the end of the performance cycle and the applicable performance goals have been met.

If an executive is terminated for cause (as defined in the Long-Term Stock Incentive Plan), he will forfeit all RSUs, stock options and SARs granted prior to 2008. Stock-settled SARs granted in 2008 will be exercisable for 60 days after termination if they were vested as of the date of termination. The executive will not be entitled to receive any payout with respect to his performance shares or performance units unless he has been continuously employed until the end of the performance cycle and the applicable performance goals have been met.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive’s employment terminates and whether he elected to participate in the MSPP exchange offer. If an executive’s employment terminates before March 15 of the first year of the restriction period, any base salary he earned prior to his termination and elected to defer under the MSPP will be paid in cash. If his employment terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the lesser of the number of shares attributable to his actual deferred salary and bonus (based on the closing stock price on the date of termination), or the RSUs in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

If the executive exchanged a portion of his MSPP restricted stock units for cash in a deferred cash account, he will receive a payout equal to the entire balance of the account six months after his termination of employment.

If the executive exchanged a portion of his MSPP restricted stock units for cash-settled SARs and he terminates employment voluntarily or is terminated by the Company for cause, the vesting and exercise period of those SARs will depend on the timing of his termination. If the executive terminates before the SARs vest, he will be deemed vested in 75% of the SARs and will have three months from the termination date to exercise those SARs, but his payout for them is limited to the amount of salary and bonus the executive elected to defer into the RSUs he exchanged for the SARs. If the executive voluntarily resigns after an accelerated vesting date but before the scheduled vesting date, he will have three months from the termination date to exercise the vested SARs. If his resignation occurs after the scheduled vesting date, the SARs will be exercisable until the end of the term. If the executive is terminated for cause before the SARs vest, he will be deemed vested in 75% of the SARs and will have three months from the termination date to exercise those SARs, but his payout for them is limited to the amount of salary and bonus the executive elected to defer into the RSUs he exchanged for the SARs. If the executive is terminated for cause after the SARs vest, he will have three months from the termination date to exercise the vested SARs.

Payments Made Upon Termination for Disability

Following termination of the executive’s employment for disability, the executive will receive all compensation payable under the Company’s disability and medical plans. The Company will also pay him a supplemental amount so that the aggregate amount he receives from all sources equal, for the remainder of the year of his termination, his base salary at the rate in effect on the date of termination plus any bonus and other amounts he would have been entitled to if his employment had continued until the end of the calendar year. He will continue to receive payments of amounts due from the Company’s disability and medical plans, plus any supplemental payments necessary to ensure that the aggregate amount he receives, for two full years after the end of the calendar year in which he terminates, equals his base salary at the rate in effect on the date of termination. These payments will be made according to the terms of the plans and the Company’s normal payroll procedures. Any payments the executive receives more than two years after his date of termination will be made according to the terms of the retirement, insurance, and other compensation programs then in effect.

All of a disabled executive’s outstanding stock options and SARs will immediately vest and become exercisable for 13 months following the date of termination (but not later than the date the stock options or SARs would otherwise expire). His performance shares and performance units will be paid out, but only for the portion of the three-year performance period he was actually employed (based on full months of employment) prior to his termination.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates and whether he elected to participate in the MSPP exchange offer. If the termination is before March 15 of the first year of the period, any base salary he earns prior to his termination and elects to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the RSUs in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

If the executive exchanged a portion of his MSPP restricted stock units for cash in a deferred cash account and he terminates for disability, he will receive a payout equal to the entire balance of the account after his termination.

If the executive exchanged a portion of his MSPP restricted stock units for cash-settled SARs and he terminates for disability, the vesting and exercise period of those SARs will depend on the timing of his termination. If the executive terminates before the SARs vest, he will be deemed fully vested and will be able to exercise the SARs until the second anniversary of his termination. If he terminates after the SARs vest, they will be exercisable until the end of the term.

Payments Made Upon Death

Following the death of the executive, we will pay to his estate or designated beneficiary a pro rata portion of any bonus earned prior to the date of death. His stock options and SARs, if any, will immediately vest in full as of the date of death and may be exercised by the estate or designated beneficiary for 13 months following the date of death (but not later than the date the stock options or SARs would otherwise expire). His performance shares and performance units will be paid out, but only for the portion of the three-year performance period he was actually employed (based on full months of employment) prior to his death.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive dies and whether he elected to participate in the MSPP exchange offer. If he dies before March 15 of the first year of the period, any base salary he earns prior to his death and elects to defer under the MSPP will simply be paid out in cash. If he dies on March 15 of the first year of the period or later, his estate and or designated beneficiary will receive the number of shares equal to the RSUs in his MSPP account at the time of his death associated with actual salary and bonus deferrals.

If the executive exchanged a portion of his MSPP restricted stock units for cash in a deferred cash account, his estate or designated beneficiary will receive a payout equal to the entire balance of the account after his death. If the executive exchanged a portion of his MSPP restricted stock units for cash-settled SARs, they will be deemed fully vested and will be exercisable by his beneficiary until the earlier of the second anniversary of his death or the end of the term. The payments described above will be paid in a lump sum as soon as administratively practicable following the executive’s death.

Conditions and Obligations of the Executive

Each executive who has entered into an employment agreement with the Company is obligated to:

•	comply with confidentiality, non-competition and non-solicitation covenants during employment;

•	except as described below for Messrs. Rossiter and Vandenberghe, comply with non-competition and non-solicitation covenants for one year after the date of termination (extended to two years in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	in order to receive two years of severance payments due under the employment agreement, sign a general release relating to his employment (applies only in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	return data and materials relating to the business of the Company in his possession;

•	make himself reasonably available to the Company to respond to periodic requests for information regarding the Company or his employment; and

•	cooperate with litigation matters or investigations as the Company deems necessary.

In accordance with Mr. Rossiter’s employment agreement dated November 15, 2007, Mr. Rossiter agreed to comply with non-competition and non-solicitation covenants for two years after his termination date or, if later, two years after the end of his consulting period. Pursuant to Mr. Vandenberghe’s consulting agreement that was effective May 31, 2008, Mr. Vandenberghe agreed to be bound by the restrictive covenants set forth in his employment agreement for two years after the end of his consulting period.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The following persons served on our Compensation Committee during 2008: Messrs. Mallett, Parrott, Spalding and Wallman. No member of the Compensation Committee was, during the fiscal year ended December 31, 2008, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information contained in this report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee of Lear Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

David P. Spalding, Chairman
Conrad L. Mallett, Jr.
Roy E. Parrott
Richard F. Wallman

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. McCurdy, Stern, Wallace and Wallman, each a non-employee director, and operates under a written charter which was last amended by our Board in November 2004. Our Board has determined that all members of the Audit Committee are independent as defined in the NYSE listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the report of management and the opinion thereon of Ernst & Young LLP, Lear’s independent registered public accounting firm for the year ended December 31, 2008, regarding Lear’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees) which include, among other items, matters related to the conduct of the audit of Lear’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Lear.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Lear’s audited financial statements be included in Lear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the United States Securities and Exchange Commission on March 17, 2009.

This report is submitted by Messrs. McCurdy, Stern, Wallace and Wallman, being all of the members of the Audit Committee.

Henry D.G. Wallace, Chairman
Larry W. McCurdy
James A. Stern
Richard F. Wallman

FEES OF INDEPENDENT ACCOUNTANTS

In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2008, we retained Ernst & Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2008. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2008 and 2007.

In order to assure that the provision of audit and non-audit services provided by Ernst & Young LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit.

The Audit Committee has adopted policies regarding our ability to hire employees, former employees and certain relatives of employees of the Company’s independent accountants.

During 2008 and 2007, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year Ended December 31,
	2008	2007

Audit fees(1)	$8,367,000	$8,883,000
Audit-related fees(2)	$196,000	$472,000
Tax fees(3)	$2,186,000	$2,010,000
All other fees	$—	$—

(1)	Audit fees in 2008 include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings. Audit fees in 2007 include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, international statutory audits, services related to the divestiture of our interior business and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees in 2008 include services related to the audits of U.S. and Canadian employee benefit plans. Audit-related fees in 2007 include services related to the audits of U.S. and Canadian employee benefit plans and accounting consultations related to the proposed merger transaction with a subsidiary of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.).

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.

All of the audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have established a written policy that has been broadly disseminated within Lear regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving commercial transactions with related parties. The policy requires that any transaction, or series of transactions, with related party vendors in excess of $500,000, whether undertaken in or outside the ordinary course of our business, be presented to the Audit Committee for approval.

We have implemented various procedures to ensure compliance with the related party transaction policy. For example, Lear’s standard purchasing terms and conditions require vendors to advise us upon any such vendor becoming aware of certain directors, employees or stockholders of the vendor being affiliated with a director or officer (or immediate family member of either) of Lear or its subsidiaries. This requirement applies if such person is involved in the vendor’s relationship with Lear or if such person receives any direct or indirect compensation or benefit based on that relationship. Company policy prohibits our employees from simultaneously working for any customer or vendor of Lear. In addition, the policy prohibits our directors, officers and employees from participating in, or seeking to influence, decisions regarding the selection of a vendor or supplier if such person (or any member of his or her family living in the same household) has any personal or financial interest or investment in such vendor or supplier, subject to certain limited exceptions, and advises directors, officers and employees to report any violation of this policy to our legal department immediately upon becoming aware thereof.

Each year, we circulate conflict of interest questionnaires to all our directors, members of senior management, purchasing personnel and certain other employees. Based on the results of these questionnaires, the legal department reports all known transactions or relationships with related persons to, among others, our Chief Accounting Officer. The Chief Accounting Officer then ensures that all vendors identified as related party vendors are entered into a centralized payables system in North America. Payments to such vendors in North America are then processed through this centralized payables system. At least twice per year, a list of known related party vendors is circulated to directors, executive officers and certain other employees for updating.

At least twice per year, the Chief Accounting Officer reports to the Vice President of Internal Audit on related party relationships, including those with customers, as well as the amount of business performed between Lear and each related party vendor during the preceding six months, year-to-date and for the preceding fiscal year. At least annually, the Vice President of Internal Audit prepares an audit plan for reviewing significant transactions with related parties and reports such audit plan and the results to the Audit Committee. The Audit Committee also receives a summary of all significant transactions with related party vendors at least annually.

In connection with any required Audit Committee approval, a member of our senior management must represent to the Audit Committee that the related party vendor at issue has been held to the same standards as unaffiliated third parties. Audit Committee members having (or having an immediate family member that has) a direct or indirect interest in the transaction, must recuse himself from consideration of the transaction.

The Chief Accounting Officer, General Counsel and Vice President of Internal Audit meet at least twice per year to confirm the adequate monitoring and reporting of related party transactions. The Chief Accounting Officer then reports on such monitoring and disclosure at least annually to the Audit Committee, which in turn reports to the full Board regarding its review and approval of related party transactions.

During 2008, our related party transaction policy and practices required the review by the Audit Committee of the business transactions described in more detail below under “— Certain Transactions.”

With respect to the employment of related parties, we have adopted a written policy that has been broadly disseminated within Lear regarding the employment of immediate family members of our directors and executive officers. The policy does not prohibit such employment, but rather requires the identification, monitoring and review of such employment relationships by our human resources department and the Compensation Committee of the Board. The policy provides that all employment decisions should be made in accordance with Lear’s standard policies and procedures and that directors and officers must not seek to improperly influence any employment decisions regarding their immediate family members.

Pursuant to this policy, we have adopted procedures which assist us in identifying and reviewing such employment relationships. Our directors and executive officers are required to notify the senior human resources executive upon becoming aware that an immediate family member is seeking employment with Lear or any of its subsidiaries. In addition, each year, our directors and executive officers provide the Company with the names of their immediate family members who are employed by the Company. All employment decisions regarding these family members, including but not limited to changes in compensation and job title, are reviewed prior to the action and compiled in a report to assure related parties are held to the same employment standards as non-affiliated employees or parties. Our human resources department then reviews employment files and reports annually to the Compensation Committee of the Board with respect to related persons employed by Lear. The Compensation Committee then reports such relationships to the full Board.

During 2008, these procedures resulted in the review by the Compensation Committee of the employment relationships set forth below under “— Certain Transactions.”

In addition, our Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company. Also, another written policy prohibits any employee from having any involvement in employment and compensation decisions regarding any of his or her family members that are employed by the Company.

Certain Transactions

Terrence Kittleson, a brother-in-law of Lear’s Chairman, Chief Executive Officer and President, Robert E. Rossiter, is employed by CB Richard Ellis as an Executive Vice President. CB Richard Ellis provides Lear with real estate brokerage as well as property and project management services, and one of its subsidiaries leases property to Lear. In 2008, Lear paid an aggregate of approximately $3,640,000 to CB Richard Ellis for these services and rental payments (excluding $1,590,000 paid by Lear with respect to a leased property for which CB Richard Ellis serves as a third-party managing agent for the owner). Lear has engaged CB Richard Ellis in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services. In addition, Lear’s lease with the CB Richard Ellis subsidiary was negotiated on an arms-length basis with a prior owner of the property.

Brian Rossiter, a brother of Lear’s Chairman, Chief Executive Officer and President, Robert E. Rossiter, owned an entity that has represented Center Manufacturing in the sale of automotive products to Lear. In 2008, Lear paid approximately $4,320,000 for tooling, steel stampings and assemblies that it purchased from Center Manufacturing. The entity owned by Brian Rossiter received a commission with respect to a portion of these sales at customary rates. Lear made its purchases from Center Manufacturing in the ordinary course of its business and in accordance with its normal sourcing procedures for these types of products.

Terrence Rossiter, a brother of Lear’s Chairman, Chief Executive Officer and President, Robert E. Rossiter, was employed as a computer equipment salesperson by Sequoia Services Group (“Sequoia”), a subsidiary of Analysts International. Sequoia has provided equipment and contract services to Lear since 1991, which precedes Mr. Rossiter’s employment with Sequoia. In 2008, Lear paid approximately $3,990,000 to Sequoia for the purchase of computer equipment and for computer-related services. Terrence Rossiter was not involved in the provision of computer-related services to Lear. Lear purchased this equipment and these services in the ordinary course of its business and in accordance with its normal sourcing procedures for equipment, software and services of these types.

Scott Ratsos, a Vice President of Engineering in Lear’s Seating Systems Division, is a son-in-law of Robert E. Rossiter, Lear’s Chairman, Chief Executive Officer and President. In 2008, Mr. Ratsos was paid approximately $300,000, which included payments relating to the vesting of a prior year’s grant of RSUs and related dividend equivalents, a prior deferral under the ESSP, tuition reimbursement and a perquisite allowance. The compensation paid to Mr. Ratsos was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Brian T. Rossiter, a Platform Director in Lear’s Seating Systems Division, is the son of Robert E. Rossiter, Lear’s Chairman, Chief Executive Officer and President. In 2007, Brian T. Rossiter was paid approximately $167,000, which included payments relating to the vesting of a prior year’s grant of RSUs and related dividend equivalents, an automobile allowance and tax payments relating to a foreign assignment. The compensation paid to Mr. Rossiter was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Patrick VandenBoom, an Information Technology Director for Lear, is the brother-in-law of James H. Vandenberghe, Lear’s former Vice Chairman. In 2008, Mr. VandenBoom was paid approximately $218,000, which included payments relating to the vesting of a prior year’s grant of RSUs and related dividend equivalents and an automobile allowance. The compensation paid to Mr. VandenBoom was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Affiliates of Carl C. Icahn own a controlling interest in Federal-Mogul Corporation, and certain affiliates of Mr. Icahn also owned up to approximately 16.0% of our outstanding common stock during a portion of 2008. In addition, Vincent J. Intrieri, a member of our Board until November 2008, and James H. Vandenberghe, our Vice Chairman until May 2008, serve as directors of Federal-Mogul Corporation. In 2008, Lear paid Federal-Mogul Corporation approximately $9,745,000 for various goods. Lear made its purchases from Federal-Mogul Corporation in the ordinary course of its business and in accordance with its normal sourcing procedures for these types of goods, including competitive bidding.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. A proposal will be presented at the meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lear and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2009.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSAL
(PROPOSAL NO. 3)

The Office of the Comptroller of the City of New York, Bureau of Asset Management, at 1 Centre Street, New York, New York 1007-2341, as custodian and trustee of the New York City Employees’ Retirement System, owner of 89,891 shares of our common stock, has advised Lear of its intention to present the following resolution at the Annual Meeting. The foregoing shareholdings are based on information provided to us by the Office of the Comptroller of the City of New York. We have not independently verified such information. In accordance with applicable proxy regulations, the proposed resolution, for which Lear accepts no responsibility, is set forth below.

LEAR CORPORATION
GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York,
on behalf of the Board of Trustees of the New York City Employees’ Retirement System

Whereas, Lear Corporation currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1. All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Board of Directors’ Statement in Opposition to Proposal No. 3

The Board recommends a vote “AGAINST” the foregoing stockholder proposal because it is not in the best interests of Lear or its stockholders.

Lear fully supports ethical business principles and human rights standards and the Board believes that Lear’s compliance program and existing monitoring practices are effective in ensuring compliance with these standards. Lear has a long-standing record of support for, and promotion of, workplace human rights. Lear also requires its employees to observe high standards of ethical conduct and business practices and strives to do business with those who demonstrate high ethical standards and behavior.

Lear maintains a Code of Business Conduct and Ethics (the “Code”). The Code (i) requires that all of Lear’s business be conducted in compliance with the letter and spirit of applicable laws, (ii) allows Lear to purchase products only from reputable and qualified individuals or firms, (iii) states that Lear is committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind, (iv) states that Lear is committed to maintaining high standards of business conduct in the United States and abroad, (v) specifically prohibits the use of child and/or forced labor by Lear or its suppliers and states that Lear will conduct periodic monitoring of compliance with these and other labor policies and (vi) provides employees with the right of freedom of association and collective bargaining. The Code is translated into twenty-one languages and is available to all employees. Lear provides training regarding the Code to its employees.

In addition, Lear maintains a global anti-discrimination policy which prohibits illegal discrimination and states that Lear will treat all individuals with dignity and respect and will conduct its business ethically. This policy is reflected in the Code, Lear’s Equal Employment Opportunity Policy and Lear’s Harassment Free Workplace Policy. Lear’s Environmental Health and Safety Policy confirms that Lear is dedicated to employee health and safety. Lear’s Vision/Mission Statement contains a mission statement that Lear will conduct its business with integrity and will maintain an environment that is safe and clean and that treats all individuals with respect and dignity. Each of these documents provides a uniform set of workplace standards and principles that apply to the worldwide operations of Lear and its affiliates. Further, Lear’s posture with respect to labor relations is that employees have the right to choose (or not) to affiliate with legally sanctioned organizations without unlawful interference, and where trade unions are present Lear deals with them fairly and conducts negotiations in a purposeful and non-adversarial manner. Lear is proud of its longstanding history of positive relationships with the unions that represent its employees worldwide. Lear has also adopted a Global Working Conditions Policy which prohibits Lear from using any type of forced labor, child labor or abusive or corrupt business practices.

In addition to the foregoing, Lear’s Global Purchasing Terms and Conditions (the “Terms and Conditions”) prohibit suppliers and their subcontractors from using any type of forced or child labor, or engaging in abusive or corrupt business practices. Lear may terminate a business relationship if a supplier violates the Terms and Conditions. Further, the Terms and Conditions prohibit Lear’s suppliers from using any third party to perform any act that is prohibited by the Code. These Terms and Conditions are consistent with Lear’s agreements with its major customers.

Lear monitors and enforces the Code, the Terms and Conditions and other policies affecting workplace human rights through a compliance program that includes oversight by a Compliance Committee, made up of various members of senior management, that reviews Lear’s compliance efforts, assesses its programs, facilitates the monitoring, auditing and evaluation of its programs and periodically reports its progress to the Audit Committee. Lear’s compliance function oversees the worldwide distribution of these policies and compliance with such standards. An annual Conflicts of Interest/Code of Conduct Questionnaire, which was electronically distributed to approximately 800 employees in 2008, requires confirmation that employees have received and read the Code and have reported violations. Results of this questionnaire are reported to Lear’s Audit Committee. The compliance program allows Lear employees to anonymously report potential violations either to an intranet site, an internal email account or a post office box. An employee can also report violations to his or her local supervisor, the human resources department, the legal department or the board of directors. Such reports are investigated and action is taken as needed to address any violations and to prevent reoccurrence. Retaliation against whistleblowers is not tolerated. Furthermore, Lear regularly assesses the effectiveness of its compliance programs.

The Board believes that the “one-size-fits-all” approach in the stockholder proposal is inappropriate for Lear’s complex, global business. It also believes that the Code, the Terms and Conditions and Lear’s other policies and business practices address the substantive areas covered by the stockholder proposal and that its existing monitoring processes effectively ensure compliance with the business principles and human rights standards advocated by the proponent. Furthermore, our management reviews and amends our policies and practices as necessary and is committed to their enforcement worldwide. Therefore, the Board believes that modifying such practices and standards would not provide any added benefits beyond those already achieved by our existing compliance program. The Board also believes that independent monitoring would not provide sufficient additional benefits to warrant the substantial incremental costs. As a result, the Board does not believe that implementation of the stockholder proposal would be in the best interests of Lear or its stockholders.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSAL
(PROPOSAL NO. 4)

The Office of the Comptroller of the City of New York, Bureau of Asset Management, 1 Centre Street, New York, New York 10007-2341, as custodian and trustee of the New York City Teachers’ Retirement System, owner of 79,714 shares of our common stock, and the New York City Police Pension Fund, owner of 101,772 shares of our common stock, has advised Lear of its intention to present the following resolution at the Annual Meeting. The foregoing shareholdings are based on information provided to us by the Office of the Comptroller of the City of New York. We have not independently verified such information. In accordance with applicable proxy regulations, the proposed resolution, for which Lear accepts no responsibility, is set forth below.

MAJORITY VOTE PROTOCOL

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Teachers’ Retirement System and the
New York City Police Pension Fund

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors — the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•	Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•	Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

Board of Directors’ Statement in Opposition to Proposal No. 4

The Board recommends a vote “AGAINST” the foregoing stockholder proposal because it is not in the best interests of Lear or its stockholders.

The Board believes that meaningful stockholder participation is critical to the Company’s long-term success. For that reason, the Company has put into place an efficient method for stockholders to communicate with the

Board. As provided in this Proxy Statement under the heading “Directors and Beneficial Ownership — Board Information — Communications to the Board,” stockholders may communicate with the Board by forwarding any written communications to the attention of our General Counsel, and the General Counsel will forward to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board Committees or that he otherwise determines requires the Board’s or any Board Committee’s attention. The Board believes that this policy provides for full and free communication with the Board and that the Board has a history of listening to stockholders’ concerns and responding in a timely manner.

Moreover, the Board has a duty to act in a manner it believes to be in the best interests of the Company and its stockholders. In accordance with this duty, the Board must take into account many factors when deciding whether to take the action specified in a stockholder proposal. The Board will make such a decision based upon voting results as well as considering what is in the best interests of the Company and its stockholders in light of all relevant facts and circumstances. Another important consideration is that a stockholder proposal supported by a majority of the votes cast at a meeting may actually represent a minority of the voting power of Lear due to abstentions and shares not voted at such meeting. Therefore, requiring independent directors to meet and discuss stockholder proposals with their proponents could be used by one or more large stockholders to promote particular issues or agendas that are not representative of the interests of all of Lear’s stockholders.

Furthermore, providing a meeting with independent directors and a stockholder proponent in accordance with the proposed process has the practical effect of making such proponent the representative of all the stockholders who voted in favor of the particular proposal. Stockholders who vote in favor of a particular proposal, however, may have very different reasons for doing so, which would not be addressed by the process proposed in this stockholder proposal. Rather, the proposed process will have the effect of communicating and emphasizing to the Board only one set of viewpoints for a particular proposal. The Board believes that all stockholders should have equal opportunity to advocate and provide information in support of stockholder proposals that they support.

The Board believes that the current process for evaluating stockholder communications is both efficient and serves the interests of the Company and the stockholders better than the process described in this stockholder proposal.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE
PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2010 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must send notice of their proposal to us so that we receive it no later than December 2, 2009. Stockholders who intend to present proposals at the annual meeting of stockholders in 2010 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-Laws. The notice provisions in our By-Laws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2010, proper notice of the proposal be received by us not less than 120 days or more than 150 days prior to the first anniversary of the mailing date of this proxy statement. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2009 Annual Meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

We have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition, if two or more stockholders sharing the same address receive multiple copies of our proxy materials and wish to receive only one copy of such materials, stockholders may notify their broker if their shares are held in a brokerage account or may notify us if they hold registered shares. Such registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations.

Upon written request by any stockholder entitled to vote at the 2009 Annual Meeting, we will promptly furnish, without charge, a copy of the Form 10-K Annual Report for 2008 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 27, 2009, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

By Order of the Board of Directors,

/s/ Terrence B. Larkin
Terrence B. Larkin
Senior Vice President, General Counsel
and Corporate Secretary

Annex A

Director Independence Guidelines

The NYSE Listing Requirements require that the Board consist of a majority of independent directors and that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee be independent. To be considered independent under the NYSE Listing Requirements, the Board must determine that a director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established these guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, each of the following relationships (unless required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) shall be deemed immaterial so that a director who satisfies the specific independence criteria in the NYSE Listing Requirements will not be considered to have a material relationship with the Company solely as a result of any such relationship:

(1) the director, or his or her immediate family member1, is affiliated with an entity with which the Company does business, unless the amount of purchases or sales of goods and services from or to the Company, in any of the three fiscal years preceding the determination and for which financial statements are available, has exceeded 1% of the consolidated gross revenues of such entity;

(2) the director, or his or her immediate family member, serves as a trustee, director, officer or employee of a foundation, university, non-profit organization or tax-exempt entity to which the Company has made a donation, unless the Company’s aggregate annual donations to the organization, in any of the three fiscal years preceding the determination and for which financial statements are available, have exceeded the greater of $250,000 or 1% of that organization’s consolidated gross revenues;

(3) the director, or his or her immediate family member, is a director, officer or employee of an entity with which the Company or any officer of the Company has a banking or investment relationship, unless (x) the amount involved, in any of the three fiscal years preceding the determination, exceeds the lesser of $1 million or 1% of such entity’s total deposits or investments or (y) such banking or investment relationship is on terms and conditions that are not substantially similar to those available to an unaffiliated third party; or

(4) the director or his or her immediate family member is an officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed 2% of the other company’s total consolidated assets as of the end of the fiscal year immediately preceding the date of determination and for which financial statements are available.

In addition, as required by our Audit Committee Charter, Audit Committee members must also satisfy the independence requirements of Section l0A of the Securities Exchange Act of 1934.

The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship of the type described in items (1) through (4) above that fails to satisfy any of the criteria in items (1) through (4) above is not independent. If a director has a relationship that fails to satisfy any of the criteria set forth in items (1) through (4) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance with applicable law and stock exchange listing requirements. The Company intends for the foregoing guidelines to comply with both the NYSE Listing Requirements in effect as of the date of adoption of these guidelines and as such NYSE Listing Requirements are proposed to be amended (as such proposed amendments were filed by the NYSE with the SEC on November 23, 2005.)

1 As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than any domestic employee) who shares such person’s home; provided, however, that “immediate family member” shall exclude stepchildren that do not share a stepparent’s home, or the in-laws of such stepchildren. Upon death, incapacity, legal separation or divorce, a person shall cease to be an immediate family member.

A-1

LEAR CORPORATION
ATTN: INVESTOR RELATIONS
21557 TELEGRAPH ROAD
SOUTHFIELD, MICHIGAN 48033
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 20, 2009. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 20, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Complete, sign and date your proxy card and return it in the postage-paid envelope provided with any printed copies of our proxy materials or return it to Lear Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Lear Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11436	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LEAR CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND “AGAINST” PROPOSALS NO. 3 AND 4.

1.	Election of Directors for Lear Corporation Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) David E. Fry	☐	☐	☐
02) Conrad L. Mallett, Jr.
03) Robert E. Rossiter
04) David P. Spalding
05) James A. Stern
06) Henry D.G. Wallace

		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as Lear Corporation’s independent registered public accounting firm for 2009.	☐	☐	☐

3.	Stockholder proposal to implement global human rights standards.	☐	☐	☐

4.	Stockholder proposal to adopt majority vote protocol	☐	☐	☐

For address changes and/or comments, please check this box	☐
and write them on the back where indicated.			Please indicate if you wish to view meeting materials electronically via the Internet	Yes	No
			rather than receiving a hard copy, please note that you will continue to receive a	☐	☐
Please indicate if you plan to attend this meeting.	Yes	No	proxy card for voting purposes only
	☐	☐
Please sign this proxy and return in promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an attorney, executor, administrator, trustee, guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of his or her authority. If a corporation, partnership or other entity, please sign in full corporate, partnership or entity name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET
LEAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2009 AT 10:00 A.M. (EASTERN TIME)
LEAR CORPORATION’S CORPORATE HEADQUARTERS
21557 TELEGRAPH ROAD
SOUTHFIELD, MICHIGAN 48033
ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS
Dear Stockholder:
     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. (Eastern Time) on May 21, 2009 at the Company’s Corporate Headquarters located at 21557 Telegraph Road, Southfield, Michigan 48033.
     To be sure that your vote is counted, we urge you to properly vote by Internet, phone or by completing, signing and returning the proxy/voting instruction card below. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your proxy by Internet, phone or mail will aid the Company in reducing the expense of additional proxy solicitation.
     In order to assist the Company in preparing for the Meeting, please indicate on the proxy whether you currently plan to attend the Meeting.
     If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and up to two of your guests.
Important Notice Regarding Internet Availability of Proxy Materials for the Lear Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11437

LEAR CORPORATION
PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 21, 2009 or any adjournment or postponement thereof (the “Meeting”).
The undersigned appoints Daniel A. Ninivaggi and Terrence B. Larkin, and each of them, with full power of substitution in each of them, the proxies of the undersigned, and authorizes them to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees in proposal 1, FOR proposal 2 and AGAINST proposals 3 and 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

LEAR CORPORATION
c/o Broadridge
51 Mercedes Way
Edgewood, New York 11717